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                                                                   Exhibit 10.68



                             COLLABORATION AGREEMENT

                             WARNER-LAMBERT COMPANY

                                       AND

                           SEQUANA THERAPEUTICS, INC.

                                OCTOBER 31, 1997


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                            COLLABORATION AGREEMENT*

     This COLLABORATION AGREEMENT (the "Agreement"), effective as of October 31, 1997, is made by and between WARNER-LAMBERT COMPANY, a Delaware corporation, with a principal place of business at 201 Tabor Road, Morris Plains, New Jersey 07950 ("Warner"). and SEQUANA THERAPEUTICS, INC. a California corporation. with a principal place of business at 11099 N. Torrey Pines Road. Suite 160, La Jolla, California 92037 ("Sequana").

                                   BACKGROUND

     A. Sequana has expertise in the field of gene discovery, gene functional analysis and high-throughput screening techniques and has proprietary materials useful for discovery of genes relating to Schizophrenia and Bipolar Disorder.

     B. Warner is in the business of and has expertise in developing, manufacturing and commercializing pharmaceuticals.

     C. Warner and Sequana wish to enter into a collaborative research program to share such expertise, to conduct research using a variety. of gene discovery, gene functional analysis and high-throughput screening techniques, to identify multiple, novel drug targets and active compounds for development and to commercialize products and services for the treatment of Schizophrenia or Bipolar Disorder. If such efforts are successful, Warner shall market certain Warner Products for use in the Field in the Territory., and the Parties may co-promote certain Other Products for use in the Field.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises. contained herein, Sequana and Warner agree as follows:

1.   DEFINITIONS

     The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

     1.1 "AFFILIATE" shall mean any corporation, association or other entity which directly or indirectly controls. is controlled by or is under common control with the party. in question. As used in this definition of "Affiliate," the term "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity.

     1.2 "AGENCY" shall mean the U.S. Food and Drug Administration or an successor entity (the "FDA"), and agencies of other governments of other countries having similar jurisdiction over the development, manufacturing and marketing of pharmaceuticals.

-----------------

* Certain confidential information in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1933, as amended.


                                       1.

     1.3 "ANTISENSE" shall mean a nucleic acid or a functional analog, derivative or homologue thereof which is complementary to a segment of DNA of a target Gene or such target Gene's cognate RNA and which, upon delivery by any means, alters the transcription, processing, elaboration, RNA expression, or protein production of or by such target Gene.

     1.4 "AREA" shall mean either of Bipolar Disorder or Schizophrenia.

     1.5 "BACKGROUND TECHNOLOGY" shall mean all proprietary inventions, methods. ideas. know-how. data. software. protocols. techniques and information (a) that a Party owns or Controls on the Effective Date or develops during the Term of the Research Program independently and outside the scope of this Agreement and has the right to contribute to the Research Program and (b) which is necessary for the research, design, development, testing, use, manufacture or sale of Warner Products. Other Products or Diagnostic Products for use in the Field. including, without limitation, all United States and foreign patents and patent applications relating thereto (including, without limitation, all reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part and divisions thereof).

     1.6 "BIOAGENT DB" shall mean the Software known as BioAgentDB, a system for integrating and displaying genomic and target related information, including a database server with an interface to the Worldwide Web, as further described in Exhibit A hereto.

     1.7 "BIPOLAR DISORDER" shall mean bipolar affective disorder, bipolar I disorder, bipolar II disorder and schizoaffective disorder (bipolar subtype).

     1.8 "COLLABORATION TECHNOLOGY" shall mean all Know-How and Patent Rights that a Party owns or Controls, which is conceived. reduced to practice or otherwise developed by Sequana (or its agents) or Warner (or its agents) or jointly by Sequana and Warner (or their respective agents) during the Term of the Research Program arising out of the Research Program.

     1.9 "COMPOUND" means any molecule with a molecular weight of [*] which is identified by Warner or its Affiliates or Sublicensees during the Term of the Research Program or prior to the fifth anniversary of the termination of the Term of the Research Program through application of an assay or animal model developed based on a Gene or Gene product, which Gene or Gene product was identified during the Term of the Research Program through the use of Sequana Background Technology (excluding Sequana Technology) or Collaboration Technology provided, however, that the term "Compound" shall not include any such molecule identified by Warner or its Affiliates after the Term of the Research Program through screening against a specific biochemical target which is in the public domain at the time of such identification and has been proposed as a target for a disease.

     1.10 "CONFIDENTIAL INFORMATION" means, subject to the limitations set forth in Article l.1, all Background Technology, all Collaboration Technology and any Warner data accessible to Sequana through its maintenance of the Sequana Technology.

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                       2.

     1.11 "CONSUMER PRICE INDEX" or "CPI" means the Consumer Price Index, All Urban Consumers as published by the U.S. Bureau of Labor Statistics.

     1.12 "CONTROL" shall mean possession of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     1.13 "DEVELOPMENT" shall mean the development of any Lead Compound from and after the filing of an IND, through and including product registration.

     1.14 "DIAGNOSTIC PRODUCT" shall mean a diagnostic, prognostic or pharmacogenetic product in the form of a device, compound, kit or service developed based on information identified through the Research Program.

     1.15 "DISEASE GENE" shall mean (a) a Gene identified by a Schizophrenia or Bipolar Disorder disease associated haplotype that is sufficiently small to define a single gene product, or (b) a Gene with a mutation which is shown to be genetically associated with Schizophrenia or Bipolar Disorder and is consistent with a Schizophrenia or Bipolar Disorder related biological function, in each case, as determined by the JRPC.

     1.16 "DISEASE GENE MILESTONE" means the identification by or on behalf of Sequana or Warner of a Disease Gene.

     1.17 "EFFECTIVE DATE" shall mean the date of this Agreement first written above.

     1.18 "FIELD" shall mean the research and drug discovery, collaboration aimed at identifying human Genes and Gene sequence information for the purpose of discovering Compounds, and the development and commercialization of such Compounds useful for the treatment of Schizophrenia or Bipolar Disease.

     1.19 "FULL TIME EQUIVALENT" or "FTE" shall mean a full time scientist (or in the case of less than a full-time dedicated scientist, a full-time, equivalent scientist year) dedicated to research under the Research Program consisting of no less than [*].

     1.20 "GENE" means a gene including all its regulatory, sequences, and any and all variants thereof, including, without limitation, "splice variants," polymorphisms, alleles and mutations of the gene.

     1.21 "GENE THERAPY" shall mean the introduction of a Gene into a person for therapeutic purposes by (i) in vivo introduction for incorporation into cells of such person, or (ii) ex vivo introduction into cells for transfer into a person.

     1.22 "INVENTION" shall have the meaning set forth in Section 2.4.1 below.

     1.23 "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food. Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                       3.

     1.24 "JOINT RESEARCH PROGRAM COMMITTEE" or "JRPC" shall have the meaning set forth in Article 3.1.

     1.25 "KNOW-HOW" shall mean all ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, in each case, which are necessary, or useful for and are specific to the research, design, development, testing, use, manufacture or sale of Warner Products, Other Products or Diagnostic Products. Know-How does not include any inventions included in the Patent Rights.

     1.26 "LEAD COMPOUND" shall mean a Compound which the lead compound subcommittee at Warner formally approves for the commencement of activities designed to assess suitability for clinical development, including preclinical toxicology studies conducted in accordance with Good Laboratory Practices (GLP), chemical development and product development studies.

     1.27 "LINKAGE MILESTONE" shall mean the first identification by or on behalf of Sequana of [*].

     1.28 "MAPPING MILESTONE" shall mean either [*].

     1.29 "NEMASCREEN" shall mean a biological assay developed by or on behalf of Sequana for high volume chemical screening which utilizes the live nematode C elegans.

     1.30 "NET SALES" shall mean the gross amount invoiced by Warner or Sequana, or their Affiliates or Sublicensees, as the case may be for sales to Third Parties (other than Sublicensees) in arm's length transactions of the applicable Warner Products or Other Products (excluding any Other Products which the Parties are co-promoting) and any and all services provided in connection with sales of such Warner Products or Other Products. [*] A "sale" shall include any transfer or other disposition for consideration, and Net Sales shall include the fair market value of all other consideration received by the selling Party or its Affiliates or permitted Sublicensees in respect of any grant of rights to make, use, sell or otherwise distribute Warner Products or Other Products, whether such consideration is in cash, payment in kind. exchange or another form.

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                       4.
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In the case of discounts on "bundles" of products or services which include
Warner Products or Other Products. the selling Party may, [*]

where [*]

     1.31 "NEW DRUG APPLICATION" or "NDA" shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding foreign application, registration or certification.

     1.32 "OTHER PRODUCT" means a therapeutic product (other than a Warner Product) which is (i) a Protein. Gene Therapy, Antisense or Vaccine product and
(ii) developed through the application of Sequana Background Technology (excluding Sequana Technology) or Collaboration Technology as a result of the Research Program.

     1.33 "PARTY" shall mean Warner or Sequana, and the "PARTIES" shall mean Warner and Sequana.

     1.34 "PATENT RIGHTS" shall mean all United States and foreign patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations and patents of addition) and patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) in each case, claiming an invention which is necessary or useful for the design, development, testing, use, manufacture or sale of Warner Products, Other Products or Diagnostic Products.

     1.35 "PHASE I", "PHASE II" and "PHASE III" shall mean Phase I (or Phase I/II). Phase II, and Phase III clinical trials, respectively, in each case as prescribed by the applicable Agency.

     1.36 "PRODUCT" shall mean a Warner Product, Other Product or Diagnostic Product, as applicable.

     1.37 "PRODUCT LICENSE AGREEMENT" or "PLA" shall mean Product License Agreement as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding foreign application, registration or certification.

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                       5.

     1.38 "PROTEIN" shall mean any of a class of compounds, other than a Compound, composed of a variety of amino acids joined by peptide linkages, including aggregates, hybrids, fragments and analogs thereof. as well as naturally post-translationally modified variants thereof (i.e., glycosylated proteins) and chemically modified versions thereof (e.g., pegylated or liposomally encapsulated proteins).

     1.39 "RESEARCH PLAN" shall have the meaning set forth in Section 2.1.1.

     1.40 "RESEARCH PROGRAM" shall mean that program of research performed by the Parties pursuant to Article 2.1.

     1.41 "SCHIZOPHRENIA" shall mean schizophrenia, schizoaffective disorder (depressive subtype) and schizophrenic spectrum disorders (schizophreniform disorder, schizotypal disorders and NOS psychotic disorder).

     1.42 "SEQUASEARCH" shall mean the Software known as the SequaSearch Mining Tools, including Virtual Librarian, ESTagent. Candidate VL, Gene Integrator and SequaWatcher, improvements to the foregoing. and additional components including Gene Wizard, Transcript Scanner and SyntenyAgent, as further described in Exhibit A hereto.

     1.43 "SEQUANA TECHNOLOGY" means the following Background Technology owned or Controlled by Sequana: (i) BioAgentDB and SequaSearch as described on Exhibit A; (ii) LIMSLite as described on Exhibit A; (iii) high-throughput DNA sequencing protocols described on Exhibit A; (iv) high-throughput genotyping protocols described on Exhibit A; and (v) the micro-array technology protocols described on Exhibit A.

     1.44 "SOFTWARE" shall mean computer code (in source or object form) owned or Controlled by Sequana which. when executed by a digital computer, provides said computer with the capability of manipulating numbers, text and/or graphics in a manner defined by said computer code.

     1.45 "SUBLICENSEE" shall mean a Third Party to whom Warner has granted a license or sublicense under the Background Technology or Collaboration Technology to make, have made, import, use, sell, offer for sale or otherwise exploit a Warner Product in the Territory. As used in this Agreement. "Sublicensee" shall also include a Third Party to whom Warner has granted the right to distribute the Warner Product in the Territory.

     1.46 "TERM OF THE AGREEMENT" shall mean the period from the Effective Date until with respect to each Product, the expiration of the last royalty, obligation owed by Warner or Sequana as the case may be, to the other with respect to such Product, or until this Agreement is otherwise terminated earlier pursuant to its terms.

     1.47 "TERM OF THE RESEARCH PROGRAM" shall have the meaning set forth in
Section 2.5.1.

     1.48 "TERRITORY" shall mean the entire world.



                                       6.
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     1.49 "THIRD PARTY" shall mean any party other than Warner or Sequana or an
Affiliate of either of them.

     1.50 "VACCINE" shall mean a prophylactic or therapeutic agent that acts by inducing a humoral and/or cell-mediated immune response directed against an antigen.

     1.51 "VALID CLAIM" means a claim of a pending patent application within the Patent Rights (provided such application has not been pending for more than five
(5) years from the date it was first filed with the governmental agency with jurisdiction over patent applications) or an issued and unexpired patent included within the Patent Rights which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

     1.52 "VALIDATED TARGET MILESTONE" shall mean [*]

     1.53 "WARNER PRODUCT" means any therapeutic human product developed by or under the authority of Warner, an active ingredient of which is a Compound.

2.   RESEARCH PROGRAM

     2.1 COLLABORATIVE RESEARCH PROGRAM. Subject to the terms and conditions set forth herein. Warner and Sequana will diligently conduct mutually agreed collaborative research in the Field pursuant to a Research Plan (the "Research Program"). The activities conducted in connection with the Research Program will be overseen and administered by the JRPC.

          2.1.1 RESEARCH PLAN. Within 60 days of the Effective Date, the JRPC will prepare and approve a written plan (the "Research Plan") that will (i) include a general overview and timetable for each Party's research activities and appropriate resources and budgets for such research during the next year.
(ii) set specific objectives for such tear, which objectives will be updated or amended, as appropriate, by the JRPC as research progresses. and (iii) prepare a preliminary, and non-binding plan for research activities to be conducted by the Parties in the subsequent year. The JRPC shall review the Research Plan on an ongoing basis but in no event less than quarterly and may make changes to the Research Plan then in effect.

          2.1.2 EFFORTS; RESOURCES. Warner and Sequana shall each use reasonable efforts to conduct the Research Program in a professional and diligent manner in accordance with the Research Plan within the time schedules contemplated therein. Subject to the terms of this Agreement, each Party agrees to commit the personnel, facilities, expertise and other resources necessary to perform its obligations under the Research Plan; provided, however, that neither

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                       7.

Party warrants that the Research Program shall achieve any of the research objectives contemplated by them.

          2.1.3 RESEARCH PROGRAM STAFFING. Initially,[*]. The JRPC shall evaluate the number of Sequana FTEs, and quarterly may adjust such staffing level upward or downward, [*] Each [*] FTE shall have a primary. assignment to conduct research in either the Schizophrenia or the Bipolar Disorder Field.

          2.1.4 CLUSTER PLATES LIBRARY. Warner will provide Sequana with its Cluster Plates Library, a subset of Warner's chemical library to perform screening activities at Sequana exclusively in connection with the Research Program when the JRPC agrees that appropriate biological targets or screens have been developed for testing at Sequana.

          2.1.5 SOFTWARE SUPPORT; UPGRADES. During the Term of the Research Program. at Warner's request. Sequana shall provide to Warner. without additional charge, reasonable support. relating to the use of Sequana Technology, as described on Exhibit A hereto; provided, Sequana shall have no obligation to provide Warner any support with regard to any modifications to or derivative works of the Sequana Technology made by Warner or any changes in function of the Sequana Technology arising from the foregoing. During the Term of the Research Program, Sequana shall provide to Warner, without additional charge, such upgrades and fixes to the Software within the Sequana Technology as Sequana may develop promptly after such upgrades and fixes are developed and validated, but Sequana shall have no obligation to develop or make any such upgrades or fixes or any other changes to the Sequana Technology existing as of the Effective Date. Such Software shall be available to Warner in object or source code form, as requested by Warner.

     2.2 RESEARCH PROGRAM EXPENSES.

          2.2.1 [*]

          2.2.2 PATIENT SAMPLE COLLECTION AND OTHER THIRD PARTY COSTS. [*] In the event payments are required under any such contracts without an invoice from the Third Party, Sequana shall provide Warner with a copy of the relevant contract and Warner shall pay to Sequana all amounts due to such Third Party at least fourteen (14) business days prior to the date the relevant payment is due to the Third Party or. in the case of any payment due within fourteen (14) business days of the Effective Date, [*] shall make such payment to [*] within fourteen (14) business days of [*] written notice to [*] that such payment will become due.

          2.2.3 TECHNOLOGY IMPROVEMENTS: THIRD PARTY INTELLECTUAL PROPERTY. In the event that the JRPC determines that it is necessary for [*] to acquire technology or a license from a Third Party with regard to intellectual property, in each case, which is necessary, or useful for the conduct of the Research Program. Warner shall be responsible for reimbursing Sequana in accordance with a schedule and terms and in amounts determined by the JRPC: provided, in the event that such technology or intellectual property will be used by Sequana with Third Parties, the amounts payable by Warner shall be reduced pro rata, based on the total number of such Third Parties which will be using such technology or intellectual property. It is understood and agreed that Sequana shall have the principal responsibility for negotiating such agreements. unless otherwise agreed


* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                       8.

by the Parties. The Party with principal responsibility for negotiating such agreements shall keep the other Party fully informed with respect to such negotiations, and such other Party shall have the right to review and comment on such agreements prior to execution, provided such review shall be conducted at such other Party's expense. It is understood and agreed that nothing in this
Section 2.2.3 shall prohibit either Party from acquiring licenses from Third Parties with regard to intellectual property or technology for use by such Party outside the Research Program and that the Party acquiring such rights shall be responsible for negotiating and preparing such agreements and for paying all costs associated therewith, and that such Party shall have no obligation to keep the other Party informed of or provide the other Party an opportunity to review such agreements.

          2.2.4 SEQUANA TECHNOLOGY. Notwithstanding Section 2.2.3 above, Warner shall have the responsibility, at its sole expense, for acquiring any licenses from Third Parties necessary for Warner to utilize the Sequana Technology.

     2.3 THIRD PARTY CONTRACTORS AND COLLABORATORS. During the Term of the Research Program, Sequana shall be permitted to engage in research collaborations or scientific contract work to conduct the Research Program with Third Parties provided that the terms of each such collaboration are approved by the JRPC and are otherwise consistent with the terms of this Agreement, including, without limitation, the confidentiality provisions set forth in
Article 11. Any agreement evidencing any such collaboration shall include and set forth: (i) the financial terms of the Third Party, collaboration, including the amounts of funding to be provided by each of the Parties to the third party collaborator; (ii) provisions that rights within the Field developed or received by either Party in the course of the third party collaboration will be considered rights of that Party under this Agreement; and (iii) provisions for any grant of intellectual property rights to the Third Party.

     2.4 RECORDS; REPORTS.

          2.4.1 RECORDS. The Parties shall maintain records that will properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under any applicable governmental regulations and as directed by the JRPC), including laboratory records sufficient to establish the dates of first conception and reduction to practice of any patentable Collaboration Technology (an "Invention"). Upon request, the Parties shall provide each other access to such records relating to the Research Program during ordinary business hours during the Term of the Research Program.

          2.4.2 REPORTS. The JRPC shall periodically and not less often than semi-annually during the Term of the Research Program, request and the Parties shall have the obligation to prepare and provide to the JRPC, written reports summarizing the progress of the research performed by or sponsored by the Parties pursuant to the Research Plan during the preceding six months. In addition, the Parties will exchange at least quarterly verbal or written reports presenting a meaningful summary of their activities performed in connection with the Research Program. All Collaboration Technology made by either Party be promptly disclosed to the other, with significant discoveries or advances being communicated as soon as practical after such information is obtained or its significance is appreciated.



                                       9.

          2.4.3 RESEARCH PROGRAM EXPENDITURES. During the Term of the Research Program, Sequana shall provide Warner with a quarterly report regarding Research Program expenditures by Sequana in the preceding quarter which shall include the names of the individuals constituting the FTE's, and the number of hours each individual spent on the Research Program in the aggregate and by Area of the Field, Sequana shall keep records of all expenses incurred in connection with the Research Program. During the Term of the Research Program and for one year thereafter. Warner shall have the right to audit such records no more than once per year during ordinary business hours, at mutually agreed times, to verify Sequana's expenditures in connection with the Research Program.

     2.5 TERM AND TERMINATION OF RESEARCH PROGRAM.

          2.5.1 Term of the Research Program. The term of the Research Program shall commence on the Effective Date and, unless terminated earlier pursuant to
Section 2.5.2 or Article 13 or extended by mutual agreement of the Parties, shall terminate on the fifth anniversary of the Effective Date (the "Term of the Research Program". With notice to Sequana at least one hundred (100) days prior to the end of the then-current Term of the Research Program. the Term of the Research Program may, at Warner's option, be extended for up to three additional one (1) year periods.

          2.5.2 FIELD TERMINATION.

               (a) With written notice to Sequana during the 45 days after the end of the thirty-sixth (36th) month of the Term of the Research Program, Warner may terminate the Research Program with respect to Schizophrenia and/or Bipolar Disorder ninety (90) days following such notice unless Sequana has achieved any one of the following on or before the third anniversary, of the Effective Date:
[*].

               (b) Upon termination of the Research Program for either the Schizophrenia or Bipolar Disorder Area pursuant to Section 2.5.2(a): (i) Warner shall be obligated to fund the Research Program with respect to research in the terminated Area for ninety (90) day's following notice of such termination: thereafter. Warner may cease funding of the average number of FTEs actually working on the Research Program with respect to research in the terminated Area for the prior six months up to a maximum of [*], of the aggregate number of FTEs involved in the Research Program during such six (6) month period, [*] (ii) all rights and licenses granted to Warner by Sequana with respect to research in the terminated Area shall terminate, and such rights shall revert to Sequana; and
(iii) [*].

               (c) In the event of any termination by Warner pursuant to Section 2.5.2(a)(i) each Party shall retain such ownership interest in the Collaboration Technology as it shall hold on the effective date of such termination: and (ii) Warner will grant Sequana an exclusive (even as to Warner), worldwide, fully-paid, perpetual license (with the right to

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                      10.

sublicense) under Warner's interest in any Collaboration Technology owned by Warner necessary or useful to make, have made, import, use, offer for sale and sell Warner Products, Other Products and Diagnostic Products for use in the terminated Area (Schizophrenia or Bipolar Disorder, as the case may be), but not Warner Products or Other Products also being sold by Warner for the other Area, in the event an Area remains unterminated.

     2.6 RESEARCH PROGRAM EXCLUSIVITY. During the Term of the Research Program, Sequana will not conduct, alone or with any Third Party any research activities in which genetics and genomics technologies are used specifically to discover Genes responsible for Schizophrenia or Bipolar Disorder, except as permitted pursuant to Section 2.3. It is understood and agreed that, subject to Section 4.9, either Party may conduct research and commercialization activities with respect to (i) pharmacogenetics whether or not related to Schizophrenia or Bipolar Disorder, (ii) determining the function of Genes identified by Third Parties whether or not related to Schizophrenia or Bipolar Disorder and in no event will Sequana utilize Collaboration Technology in such research effort and further that Sequana shall cease such research with such Third Party in the event that the function of such Gene(s) is determined to be related to Schizophrenia or Bipolar Disorder. or (iii) diseases other than Schizophrenia or Bipolar Disorder, alone or with third parties.

     2.7 FURTHER AGREEMENT REGARDING WARNER COMPOUND LIBRARY. [*]

3.      JOINT RESEARCH PROJECT COMMITTEE

     3.1 MEMBERSHIP. Promptly after the Effective Date, Warner and Sequana will each appoint three (3) representatives to a committee to oversee the Research Program (the "JRPC"). A Party may change any of its appointments to the JRPC at any time with written notice to the other Party. The JRPC shall remain available after the termination of the Term of the Research Program in order to determine the completion of the last two milestones listed in Section 5.4.2.

     3.2 RESPONSIBILITIES. The JRPC will review, direct and supervise all operational and scientific aspects of the Research Program. The JRPC shall be responsible for (i) preparing and approving the Research Plan; (ii) coordinating. monitoring and reporting research progress and ensuring open and frequent exchange between the Parties with respect to Research Program activities; (iii) determining whether to acquire licenses from Third Parties with respect to intellectual property necessary or useful for the conduct of the Research Program; (iv) discussing patent matters relating to the Research Program Activities; (v) approving allocations of tasks and resources required to carry, out the goals of the Research Program; (vi) approving all plans and annual budgets for the various projects and programs within the Research Program; (vii) determining criteria, as appropriate, for the accomplishment of gene discovery, and functional genomics milestones and determining when such milestones have been accomplished; (viii) encouraging and facilitating ongoing cooperation between the Parties; (ix) coordinating and monitoring the payments and reimbursements to be made by and between the Parties; (x)


* Certain confidential information contained in this document, marked by brackets, has been ommitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                      11.

determining and designating Genes to be Disease Genes or Non-Disease Genes; (xi) determining the necessity for acquisition or license of third party technology and/or other intellectual property and the schedule and terms for reimbursement of the costs thereof; and (xii) performing such other functions as appropriate to further the purposes of this Agreement. as determined by the Parties.

     3.3 MEETINGS. The JRPC will meet at least quarterly, alternating between the corporate offices of Sequana and Warner (in Ann Arbor, Michigan) and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference. The JRPC may meet by telephone or video conference or in person at such times as are agreeable to the members of the JRPC, but no less frequently than as specified above. Attendance at meetings shall be at the respective expense of the participating Parties. The Party hosting the meeting shall assure that agendas and minutes are prepared for each of its meetings and distributed to the Parties. Each Party recognizes the importance of the JRPC in the success of the Research Program and will use diligent efforts to cause all of its representatives of such committee to attend all meetings of such committee. If personal attendance is not possible for valid reasons, voting by proxy is permissible.

     3.4 DECISION MAKING; DISPUTES. All actions taken and decisions made by the JRPC created hereunder shall be by unanimous agreement and recorded in writing. If the JRPC is unable to resolve after thirty (30) days, a dispute regarding any issue presented to it or arising in it, such dispute will be referred to the Chief Executive Officer of Sequana and Warner's Chairman of its Parke-Davis Pharmaceutical Research Division for good faith resolution, for a period of ninety (90) days. In the event such individuals are unable to resolve such dispute, subject to Section 14.1, either Party may pursue any remedies it may have at law or in equity.

4.   LICENSE GRANTS

     4.1 GRANT BY SEQUANA. Subject to the terms and conditions of this Agreement, Sequana hereby grants and agrees to grant to Warner the following licenses:

          4.1.1 an exclusive (even as to Sequana) worldwide license under Sequana's interest in Sequana's Background Technology (other than the Sequana Technology) and Collaboration Technology, with the right to sublicense pursuant to Section 4.4, to the extent necessary for Warner to make, have made, use and import Compounds and Lead Compounds, and to make, have made use, import, offer for sale and sell Warner Products in the Territory, and to use, offer for sale, sell and promote any Other Product in the co-promotion countries, if the Parties enter into a Co-Promotion Agreement pursuant to Section 8.2;

          4.1.2 a non-exclusive, nontransferable, worldwide, royalty-free license, without the right to sublicense, under the Sequana Technology, to use and duplicate the Sequana Technology, and to make derivative works of the Software within the Sequana Technology, in each case solely to conduct internal research during the Term of the Research Program in any field except research relating to non-insulin-dependent diabetes mellitus, insulin resistance syndrome and the complications of the foregoing; and



                                      12.

          4.1.3 a non-exclusive, royalty-free license to use data developed by Sequana in connection with the Research Program solely for Warner's clinical studies of Warner Products.

It is understood and agreed that, subject to Section 4.9, the licenses granted above provide no right for Warner to use the Collaboration Technology' or Background Technology (other than Sequana Technology) for any use outside the Field. It is further understood and agreed that in the event that Sequana acquires the right to grant to Warner a license with respect to the use of the Sequana Technology for research relating to non-insulin-dependent diabetes mellitus, insulin resistance syndrome and the complications of the foregoing, Sequana shall promptly provide notice to Warner and thereafter the license granted to Warner in Sections 4.1.2 and 4.1.3 above shall automatically include the right to use the Sequana Technology for such internal research.

     4.2 GRANT BY WARNER. Subject to the terms and conditions of this Agreement, Warner hereby grants and agrees to grant to Sequana the following licenses:

          4.2.1 an exclusive (except as to Warner) license, with the right to sublicense under Warner's interest in the Background Technology, Collaboration Technology, Patent Rights and Know-How to the extent necessary, for Sequana to use, offer for sale, sell and promote any Other Product in the co-promotion countries, if the Parties enter into a Co-Promotion Agreement pursuant to
Section 8.2;

          4.2.2 an exclusive (even as to Warner) worldwide license, with the right to sublicense, under Warner's interest in Background Technology. Collaboration Technology Patent Rights and Know-How to make, have made, use, import, offer for sale and sell Diagnostic Products.

          4.2.3 a non-exclusive, royalty-free, worldwide license, with the right to sublicense, under Warner's interest in any improvements or enhancements made by Warner to the Sequana Technology for all purposes.

     4.3 CROSS-LICENSES. Each Party hereby grants and agrees to grant to the other a non-exclusive, non-transferable, royalty-free license to use and practice such Party's interest in the Background Technology and Collaboration Technology solely for research purposes in the Field in connection with the Research Program during the Term of the Research Agreement.

     4.4 SUBLICENSES. Warner may sublicense the rights granted in Section 4.1.1 to Third Parties with the prior written consent of Sequana, which consent shall not be unreasonably withheld or to any of its Affiliates without such consent. Each sublicense granted by Warner shall be consistent with all the terms and conditions of this Agreement. Warner shall remain responsible to Sequana for all of each such Sublicensee's applicable financial and other obligations under this Agreement.

     4.5 RETAINED RIGHTS. It is understood and agreed that. Sequana shall retain the exclusive right to develop (including pre-clinical and clinical development), make, have made, use, sell and otherwise commercialize products other than Warner Products subject to Warners right of first negotiation regarding Other Products. It is understood and agreed that Sequana may practice and use its Background Technology and Collaboration Technology to facilitate the exercise of its rights hereunder. It is further understood and agreed that, subject to Section 4.9,



                                      13.

Sequana has the right to enter into agreements with Third Parties with respect to research, development and/or the commercialization of products for areas outside the Field and may grant such Third Party rights with regard to Sequana's interest in the Collaboration Technology for use outside the Field.

     4.6 NO UNAUTHORIZED USE. Each Party hereby covenants to the other that it will not practice the Background Technology or Collaboration Technology of the other Party, and Warner will not use the Sequana Technology for any purpose other than as expressly permitted in this Agreement.

     4.7 NO IMPLIED LICENSES. No rights or licenses with respect to any intellectual property owned by Sequana or Warner are granted or shall be deemed granted hereunder or in connection herewith, other than those rights expressly' granted in this Agreement.

     4.8 WARNER PRODUCTS. It is understood and agreed that Warner's obligations under this Agreement apply to all Warner Products, including, without limitation, Warner Products sold for use outside the Field.

     4.9 RIGHTS OUTSIDE THE FIELD. Warner may develop and commercialize Compounds for indications outside the Field, and conduct research and development of Compounds for indications outside the Field using Disease Genes and Non-Disease Genes, as follows:

          4.9.1 COMPOUNDS. Warner shall have the exclusive right to develop any Compound for indications outside the Field, Warner shall notify Sequana in writing of each such Compound promptly following identification, and each indication outside the Field for which Warner intends to develop and/or commercialize such Compound.

          4.9.2 DISEASE GENES. Warner shall have the exclusive right under the Collaboration Technology to use any Disease Gene identified during the Research Program to develop Compounds or other molecules with a [*] excluding any [*], for indications outside the Field. Warner shall notify Sequana in writing of each Compound and each indication outside the Field for which Warner intends to develop such Compound. Notwithstanding the foregoing, Sequana shall retain the right to use any Disease Gene for research purposes and to develop and commercialize products other than Warner Products.

          4.9.3 NON-DISEASE GENES.

               (a) DEFINITION. For purposes hereof, "Non-Disease Gene" shall mean any full length, novel Gene identified in the Research Program which the JRPC during the Term of the Research Program either (i) determines is not a Disease Gene, or (ii) fails to determine is a Disease Gene; provided, if a Non-Disease Gene is subsequently determined to be a Disease Gene during the Term of the Research Program, or subsequently by agreement of the parties, then such Non-Disease Gene shall thereafter be treated as a Disease Gene and subject to
Section 4.9.2 hereof.

               (b) WARNER OPTION.



* Certain confidential information contained in this document, marked by brackets, has been ommitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                      14.

                    (i) During the Term of the Research Program, Warner shall have an exclusive option to obtain the exclusive right to use any Non-Disease Gene to develop Compounds or other molecules with a [*], excluding any [*], provided that Warner provides Sequana with written notice of its intention to pursue development with respect such Non-Disease Gene and a preliminary, research plan for such development.

                    (ii) Warner may exercise the foregoing option on a Non-Disease Gene-by-Non-Disease Gene basis by developing a [*], and paying to Sequana the [*]. In the event that Warner has not developed a [*], within such [*], Warner may extend its option for [*] period by pre-paying the [*], payment which payment shall be credited against [*]. Warner may thereafter exercise its option by developing a [*], within such additional [*].

                    (iii) Upon development of a [*], and payment of the [*], Warner shall have an exclusive license to use the applicable Non-Disease Gene to develop Compounds or other molecules with [*], excluding any [*].

                    (iv) If Warner fails to develop such [*], within the initial [*], period or the [*], option extension period, its option shall expire, and notwithstanding Section 4.1, each of Sequana and Warner shall thereafter have a nonexclusive license under the other party's rights in the Collaboration Technology to use the applicable Non-Disease Gene to develop compounds for indications outside the Field.

                    (v) Notwithstanding the foregoing, if at any time during any option period or extended option period provided above, Warner determines that it will not pursue development with respect to the applicable Non-Disease Gene, Warner shall promptly notify, Sequana in writing of such determination, upon which notice Warner's option shall terminate immediately and each of Sequana and Warner shall thereafter have a nonexclusive license under the other party's rights in the Collaboration Technology to use the applicable Non-Disease Gene to develop compounds for indications outside the Field.

                    (vi) Subject to Section 4.9.3(c), during the option period, Warner shall have the exclusive right to use any particular Non-Disease Gene for research purposes to evaluate whether it wishes to exercise its option for such Non-Disease Gene.

               (c) SEQUANA RIGHTS. Unless and until Warner exercises its option and acquires an exclusive license to use a particular Non-Disease Gene pursuant to Section 4.9.3(b) above, Sequana shall have the right to use such Non-Disease Gene to conduct its own internal research and develop products for any use for indications outside the Field. If Warner fails or declines to acquire an exclusive license from Sequana with respect to a particular Non-Disease Gene, Warner shall grant to Sequana a non-exclusive, royalty-free license, with the right to sublicense, to use any data developed by or on behalf of Warner relating to such Non-Disease




* Certain confidential information contained in this document, marked by brackets, has been ommitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                      15.

Gene and its expression, for indications outside the Field. If Warner fails or declines to acquire an exclusive license and does not intend to proceed with further research with regard to a particular Non-Disease Gene, then in addition to the rights subject to the preceding sentence, Sequana shall have an exclusive option to acquire an exclusive license under Warner's interest in the Collaboration Technology to use such Non-Disease Gene for any use with regard to compounds for indications outside the Field, on terms to be negotiated in good faith by the parties.

     4.10 PAYMENT OBLIGATIONS. In addition to the payment of [*] Milestones as set forth in Section 4.9.3 (b) above, with respect to each indication outside the Field for which Warner Develops a Lead Compound or Warner Product using a Disease Gene or Non-Disease Gene for which it has exclusive rights under Sections 4.9.2 or 4.9.3(b)(iii), Warner shall make [*] payments to Sequana equivalent to the [*] set forth in Section 5.4, and the [*] set forth in Section
5.5 (subject to Section 5.6), provided however, that Warner will not be obligated to make any [*] payment more than one time for the same Compound. Warner shall make royalty payments to Sequana in accordance with Section 5.7 for each Warner Product, whether for indications within or outside the Field.

5.   CONSIDERATION

     5.1 TECHNOLOGY ACCESS FEE. In partial consideration for the rights granted Warner herein, [*] shall be creditable against the reimbursements for patient sample collection costs due Sequana under Section 2.2.2.

     5.2 LICENSE FEE. In partial consideration for the license and rights granted Warner herein in Section 4.1,2 above. upon the establishment of the Sequana Technology, excluding the micro-array protocols, and the completion of training with respect thereto as described in Exhibit A, Warner shall [*]. Such amount shall not be refundable nor creditable against other amounts due Sequana under this Agreement.

     5.3 RESEARCH PROGRAM PAYMENTS.

          5.3.1 FTE-BASED PAYMENTS. Warner agrees to pay to Sequana research funding during the Term of the Research Program based on the number of Sequana FTEs involved in the Research Program as established pursuant to Section 2.1.3. For each such FTE, Warner will [*] at which rate shall [*].

          5.3.2 PAYMENT SCHEDULE. The amounts to be paid to Sequana in connection with the Research Program shall be [paid quarterly, in advance. The initial payment for the first quarter of Year 1 of the Research Program shall be made on the Effective Date and subsequent payments shall be made on or before the first day of January, April, July and October] during the Term of the Research Program. Such payments shall be made without withholding for taxes or any other charge and, shall be non-refundable and non-creditable against other payments due Sequana under this Agreement.

     5.4 [*]. The JRPC shall be responsible for determining when each of the following milestone(s) have been achieved, and shall promptly make such determination in writing. In the event the JRPC cannot agree whether a milestone has been achieved, the decision will be subject to the dispute resolution procedure of Section 3.4.


* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.



                                      16.

          5.4.1 [*]. Within thirty (30) days of the date of determination by the JRPC of the achievement of the applicable milestone during the Term of the Research Program: Warner will pay to Sequana the following non-refundable milestone payments:

                        MILESTONES                Amount
     [*]                                           [*]
     [*]                                           [*]
     [*]                                           [*]
     [*]                                           [*]
     [*]                                           [*]



          5.4.2 [*]. Within thirty (30) days of the date of determination by the JRPC of the achievement of such milestone during the Term of the Research Program. Warner will pay to Sequana the following non-refundable milestone payments:

                        MILESTONES             Amount
     [*]                                        [*]
     [*]                                        [*]
     [*]
     [*]                                        [*]
     [*]                                        [*]



          5.5 [*]. Within thirty (30) days following the occurrence of the relevant events specified below, Warner shall pay to Sequana the following non-refundable amounts:

                        MILESTONES                    Amount
     [*]                                               [*]
     [*]                                               [*]


* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.



                                      17.

                        MILESTONES                    Amount
     [*]                                               [*]
     [*]                                               [*]
     [*]                                               [*]



     5.6 BACKUP WARNER PRODUCTS. The payments due under Section 5.5 above shall be made with respect to each Warner Product; provided, however, [*].

     5.7 ROYALTIES.

          5.7.1 WARNER PRODUCT ROYALTIES. In consideration of the rights granted hereunder, Warner shall pay the following royalties to Sequana with respect to aggregate Net Sales of Warner Products in the Territory, on a Warner Product-by-Warner Product basis:

               [*]

          5.7.2 COMPUTATION OF ROYALTIES. All sales of Warner Products between Warner and any of its Affiliates and sublicensees shall be disregarded for purposes of computing Net Sales and royalties under this Section 5.7, and in such instances royalties shall be payable only upon sales to unlicensed Third Parties. Nothing herein contained shall obligate either Party to pay the other Party more than one royalty on any unit of a Warner Product.

          5.7.3 ROYALTY TERM. The obligation of Warner to pay royalties under this Article 5 shall continue for each Warner Product on a Warner
Product-by-Warner Product and country-by-country basis, until such time as there are no Valid Claims in such country covering a Compound contained in such Warner Product.

     5.8 THIRD PARTY ROYALTIES. [*] shall be responsible for the payment of any royalties, license fees and milestone and other payments due from [*] to any other Third Party(ies) under licenses or similar agreements entered into upon the approval of the JRPC, or entered into by [*], necessary for the manufacture, use, import, or sale of Warner Products in the Territory (other than the agreements referred to in Section 2.2.2).

     5.9 WITHHOLDING TAXES. Any income or other tax that a Party hereunder, its Affiliates or sublicensees is required to withhold (the "Withholding Party,") and pay on behalf of the other Party, hereunder (the "Withheld Party") with respect to the royalties payable under this


* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.



                                      18.

Agreement shall be deducted from and offset against said royalties prior to remittance to the Withheld Party: provided, however. that in regard to any tax so deducted, the Withholding Party shall give or cause to be given to the Withheld Party such assistance as may reasonably be necessary, to enable the Withheld Party to claim exemption therefrom or credit therefor, and in each case shall furnish the Withheld Party proper evidence of the taxes paid on its behalf.

     5.10 PURCHASE OF SEQUANA STOCK. Pursuant to the terms of the Stock Purchase Agreement on the Effective Date, Warner shall purchase from Sequana [*].

     5.11 POST RESEARCH PROGRAM DEVELOPMENT; MILESTONES AND ROYALTIES. With respect to the identification by Warner of Compounds, Lead Compounds and Warner Products after the termination of the Term of the Research Program and on or prior to the fifth (5th) anniversary of such termination, Warner shall make milestone and royalty payments to Sequana as follows:

          5.11.1 [*]. Within thirty (30) days of the date of determination by the JRPC of the achievement of events constituting the [*] described in Section 5.4.2, or upon the occurrence of any of the milestones described in Section 5.5, Warner will pay to Sequana milestone payments equivalent to the corresponding milestone payments set forth in Sections 5.4.2 and 5.5 (subject to the application of Section 5.6). The foregoing milestone payments shall be reduced by [*] for Compounds identified during the period commencing on the [*] and ending on the [*].

          5.11.2 ROYALTIES. With respect to Warner Products developed from Compounds identified by Warner after the termination of the Term of the Research Program, Warner shall pay royalties to Sequana based on the aggregate Net Sales of Warner Products in the Territory, on a Warner Product-by-Warner Product basis, in accordance with the royalty rates set forth in Section 5.7.1 above. The foregoing royalty payments shall be reduced by [*] for Compounds identified during the period commencing on the [*] and ending on the [*].

6.      BOOKS AND RECORDS

     6.1 ROYALTY REPORTS AND PAYMENTS. The royalties due under Section 5.7 or
Section 5.11 shall be paid quarterly, within sixty (60) days after the close of each calendar quarter, or earlier, if practical, immediately following each quarterly period in which such royalties are earned. With each such quarterly payment, Warner shall furnish Sequana a royalty statement setting forth, on a country by-country and Warner Product-by-Warner Product basis, the total number of units of each royalty-bearing Warner Product sold hereunder for the quarterly period for which the royalties are due. Simultaneously with the delivery of each such report, Warner shall pay to Sequana the total royalties, if any, due to Sequana for the period of such report. If no


* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.



                                      19.

royalties are due, Warner shall so report. In addition, at Sequana's request. but no more often than once in any twelve (12) month period, Warner shall report to Sequana on a country-by-country and Warner Product-by-Warner Product basis the amounts of any deductions and/or adjustments to Net Sales taken by Warner pursuant to Section 1.22 with respect to Net Sales in the preceding four (4) calendar quarters.

     6.2 PAYMENT METHOD; LATE PAYMENTS. All amounts due Sequana hereunder shall be paid in U.S. dollars by wire transfer in immediately available funds to a bank account designated by Sequana. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of prime rate as reported by the Citibank (or its successor in interest), New York, New York, plus two percent (2%), or the maximum rate permitted by law. calculated on the number of days such payment is delinquent, compounded monthly. This Section 6.2 shall in no way limit any other remedies available to Sequana.

     6.3 CURRENCY CONVERSION. Royalties earned shall first be determined in the currency of the country in which they are earned and then converted to its equivalent in United States currency. The buying rates of exchange for converting the currencies involved into the currency of the United States quoted by Citibank (or its successor in interest) New York, New York at the close of business on the last business day of the quarterly period in which the royalties were earned shall be used to determine any such conversion.

     6.4 RESTRICTIONS ON PAYMENTS. The obligation to pay royalties under this Agreement shall be waived and excused to the extent that statutes, laws, codes or government regulations in a particular country, prevent such royalty, payments; provided, however, in such event, if legally permissible, Warner shall pay the royalties owed to Sequana by depositing such amounts in a bank account in such country that has been designated by Sequana and promptly report such payment to Sequana.

     6.5 RECORDS; INSPECTION. Warner and its Affiliates shall keep (and cause its Sublicensees to keep) complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under Article
5. Such books and records shall be kept reasonably accessible for at least three
(3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a representative or agent of Sequana reasonably acceptable to Warner, which approval shall not be unreasonably withheld for the purpose of verifying the royalty. statements. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by Warner and Sequana. Sequana's representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection and may only disclose to Sequana the amount of any variance or error. Sequana shall bear the costs and expenses of inspections conducted under this Section 6.5, unless a variation or error producing an underpayment in royalties payable exceeding
[*] of the amount payable for any inspection period is established in the course of any such inspection, whereupon all costs relating to the inspection and any unpaid amounts that are discovered will be paid by Warner, together with interest on such unpaid amounts at the rate specified in
Section 6.2 above.



* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.



                                      20.

7.      COMMERCIALIZATION

     7.1       PRODUCT DEVELOPMENT.

          7.1.1 WARNER. Warner shall be responsible for all costs of conducting Development of Product(s) in the Territory, to which it holds an exclusive license under this Agreement, including, without limitation, expenses incurred in conducting clinical trials for such Products. In addition, Warner shall be responsible, at its sole expense, for all commercialization of such Product(s) in the Territory so long as Warner retains exclusive rights thereto under this Agreement. During the term of this Agreement, Warner shall keep Sequana fully informed of its activities subject to this Agreement, including without limitation, the achievement of the milestones set forth in Sections 5.4 and 5.5 and the commercialization of the applicable Product(s). On or before January 31 of each year, during the term of this Agreement, Warner shall provide Sequana with a written report summarizing such events and activities and detailing those which have not been previously reported. When a registration package requesting approval for commercial sale of any Product to which Warner holds an exclusive license under this Agreement is first filed in any country, within the Territory, and when approval is received therefor, Warner will immediately notify Sequana in writing.

          7.1.2 SEQUANA. Sequana shall be responsible for all costs of conducting Development of Product(s) in the Territory to which it retains commercialization rights under this Agreement, including, without limitation, expenses incurred in conducting clinical trials for such Products. In addition, Sequana shall be responsible, at its sole expense, for all commercialization of such Product(s) in the Territory so long as Sequana retains exclusive rights thereto under this Agreement. During the term of this Agreement. Sequana shall keep Warner fully informed of its activities subject to this Agreement, and the commercialization of the applicable Product(s). On or before January, 31 of each year, during the term of this Agreement, Sequana shall provide Warner with a written report summarizing such events and activities and detailing those which have not been previously reported. When a registration package requesting approval for commercial sale of any Product to which Sequana holds commercialization rights under this Agreement is first filed in any country, within the Territory, and when approval is received therefor, Sequana will immediately notify Warner in writing.

     7.2       DUE DILIGENCE.

          7.2.1 REASONABLE EFFORTS. Each Party shall, with respect to those Products which it has the right to develop and commercialize under this Agreement, use all reasonable efforts to: (i) develop and bring such Products to the market as soon as reasonably practicable, (ii) obtain regulatory approvals to market such Products, and (iii) after obtaining regulatory approvals for any such Product, launch such Product and promote and meet the market demand therefor. In connection therewith, the applicable Party shall use efforts not less than those efforts such Party makes with respect to its own comparable products of comparable commercial potential, stage of development and patent protection.



                                      21.

          7.2.2 LACK OF DILIGENCE.

               (a) In the event that Warner (i) fails to use or continue to use diligent efforts to actively develop and commercialize a particular Lead Compound (or corresponding Warner Product) as set forth in Section 7.2.1 above, or (ii) notifies Sequana that it will not conduct further commercialization with respect to a particular Lead Compound, then Sequana may terminate Warner's rights under this Agreement with respect to such Lead Compound (and corresponding Warner Product, Other Product or Diagnostic Product, as the case may be) in the Territory. In such event, Sequana shall thereafter have the exclusive rights to commercialize such Lead Compound (or corresponding Warner Product, Other Product or Diagnostic Product, as the case may be) in the Territory, alone or with Third Parties, subject to a royalty obligation to Warner to be negotiated in good faith, which [*]

               (b) In the event that Warner (i) fails to use or continue to use diligent efforts to actively develop and commercialize at least one Lead Compound (or corresponding Warner Product) for a particular Validated Target, or
(ii) after the term of the Research Program notifies Sequana that it will not conduct further commercialization with respect to at least one Lead Compound (or corresponding Warner Product) for a particular Validated Target, then Sequana may terminate Warner's rights under this Agreement with respect to any and all Lead Compounds (and corresponding Warner Product, Other Product or Diagnostic Product, as the case may be) with activity for or against such Validated Target. In such event, Sequana shall thereafter have the exclusive rights to commercialize any such Lead Compound (and any corresponding Warner Product, Other Product or Diagnostic Product. as the case may be) for such Validated Target in the Territory, alone or with Third Parties, without obligation to Warner. provided that Sequana will not commercialize a Lead Compound or Warner Product to which it acquires rights pursuant to this Section 7.2.2(b), intended for the same indication as another royalty-bearing Warner Product being commercialized by Warner pursuant to this Agreement at the time Sequana acquires such rights.

               (c) In the event that Sequana, itself or through a Third Party,
(i) fails to use or continue to use diligent efforts to actively develop and commercialize a particular Other Product as set forth in Section 7.2.1 above with regard to which it has commenced Phase II clinical trials, or (ii) notifies Warner that it will not conduct further commercialization with respect to a particular Other Product, then Warner may acquire a license with respect to such Other Product as provided in Section 7.2.3(c). If Warner acquires rights to develop a particular Other Product pursuant to this Section 7.2.2(c) for use in the Field, Sequana agrees not to commercialize an Other Product of the same product type (i.e., Antisense, Protein, Gene Therapy or Vaccine) for the same indication as such Other Product being commercialized by Warner pursuant to this Agreement at the time Sequana acquires such rights.

          7.2.3 LICENSES.

               (a) In the event that any of Warner's rights terminate pursuant to Section 7.2.2(a) above, at Sequana's request, Warner shall grant to Sequana an exclusive (even as to Warner), worldwide, fully-paid, perpetual license (with the right to sublicense) under Warner's interest in any Collaboration Technology, Patent Rights and Know-How owned by Warner to the



* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.




                                      22.

extent necessary to make, have made, import, use, offer for sale and sell such Lead Compounds (and corresponding Warner Products, Other Products and Diagnostic Products).

               (b) In the event that any of Warner's rights terminate pursuant to Section 7.2.2(b) above, at Sequana's request, Warner shall grant to Sequana an exclusive (even as to Warner), worldwide, fully-paid, perpetual license (with the right to sublicense) under Warner's interest in any Collaboration Technology, Patent Rights and Know-How owned by Warner to the extent necessary, to make, have made, import, use, offer for sale and sell any Lead Compounds (and corresponding Warner Products, Other Products and Diagnostic Products) with activity for or against such Validated Target.

               (c) In the event that Sequana fails to exercise diligence with respect to a particular Other Product pursuant to Section 7.2.2(c) above, at Warner's request, Sequana shall grant to Warner an exclusive (even as to Sequana), worldwide, royalty bearing license (with the right to sublicense) under Sequana's interest in any Background Technology, Collaboration Technology, Patent Rights and Know-How owned by Sequana to the extent necessary, to make, have made, import, use, offer for sale and sell such Other Product.

     7.3 WARNER TRADEMARKS. Warner may select and own one or more trademarks for marketing a Warner Product in countries in the Territory (the "Warner Trademarks"), taking into consideration the Trademark(s) selected by the Parties for any countries in which the Parties are conducting co-promotion, if any. All expenses for (i) registration of such Warner Trademark and (ii) bringing, maintaining and prosecuting any action to protect or defend such Warner Trademark in such countries shall be borne by Warner. If Warner and its Affiliates and Sublicensees terminate the sale of any Warner Product during the term of this Agreement, at Sequana's request, Warner shall assign during the term of this Agreement to Sequana any Warner Trademark which specifically identifies such Warner Product and no other Warner Products, and Sequana shall be responsible for any enforcement and/or maintenance thereof thereafter.

     7.4 USE OF TRADEMARKS. Except as set forth in this Article 7, nothing contained in this Agreement shall grant to either Party any right, title, or interest in or to any trademarks of the other Party, whether or not specifically recognized or perfected under applicable laws. At no time during or after the term of this Agreement shall either Party challenge or assist others to challenge trademarks used in connection with the Warner Products or the registration thereof or attempt to register any trademarks, marks, or trade names confusingly similar to such trademarks.

8.   OTHER PRODUCTS

     8.1 RIGHT OF FIRST NEGOTIATION.

          8.1.1 NOTICE; NEGOTIATION PERIOD. Sequana hereby grants to Warner a right of first negotiation to acquire an exclusive, worldwide license under (i) the Sequana Technology, and (ii) Sequana's interest in the Collaboration Technology and Background Technology (other than Sequana Technology) to make, have made, use, offer for sale, import and sell Other Products. The right of first negotiation shall apply on an Other Product-by-Other Product basis and shall commence upon the written notification (which shall specifically refer to this Section



                                      23.

8.1) by Sequana to Warner of its decision to develop or sublicense a particular Other Product, and shall terminate within six (6) months thereafter or at such other time as the Parties may mutually agree in writing. The right of first negotiation may be exercised by Warner by providing written notice to Sequana of its interest in entering into a license agreement and the Parties shall negotiate such an agreement in good faith for a period of six (6) months from the date of Sequana's initial notice to Warner.

          8.1.2 SEQUANA DEVELOPMENT.

               (a) If the Parties are unable to negotiate an agreement with respect to any such Other Product within the period described in Section 8.1.1 above: (i) Warner shall grant to Sequana an exclusive (even as to Warner), worldwide, license, with right to grant sublicenses, under Warner's interest in any Collaboration Technology, Patent Rights and Know-How to make, have, made, use, offer for sale, import and sell such Other Product, and (ii) Sequana shall be free to develop and/or commercialize such Other Product independently or to grant rights to develop and/or commercialize such products to any Third Party on any terms; provided that for the [*] period following the expiration of the negotiation period provided in Section 8.1.1 above. Sequana shall not enter into such an agreement with a Third Party on terms which, when considered as a whole, are more favorable to the Third Party than the last terms offered to Sequana by Warner during the negotiation period described in Section 8.1.1.

               (b) If Sequana develops and/or commercializes any such Other Products independently, [*]

               (c) If Sequana, grants rights to a Third Party, to develop and/or commercialize any such Other Products.[*]

          8.1.3 WARNER DEVELOPMENT. If Warner acquires a license from Sequana with respect to a particular Other Product pursuant to Section 7.2.3(c) above [*]

     8.2 CO-PROMOTION OPTION. With respect to each Other Product that Warner and Sequana enter into a further agreement pursuant to Section 8.1.1. Sequana shall have the option, exercisable on or before [*] prior to the projected filing of a PLA or NDA, as the case may be, in the United States (as established by the JRPC) with respect to each Other Product, with written notice to Warner, to co-develop and co-promote such Other Product for any such indication in any one or more of the co-promotion countries (the "Co-Promotion Option").

          8.2.1 EXERCISE OF OPTION. If Sequana exercises the Co-Promotion Option with respect to a particular Other Product, Sequana shall have the right to co-promote such Other Product in the co-promotion country(ies), and the Parties shall promptly negotiate and enter into a further Co-Promotion Agreement consistent with this Agreement and which shall include the provisions set forth on Exhibit A hereto, unless otherwise agreed by the Parties.

          8.2.2 ELECTION NOT TO EXERCISE OPTION. If Sequana does not exercise its option to co-develop and co-promote any such Other Product, [*]

     8.3 DIAGNOSTIC PRODUCTS.



* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.



                                      24.

          8.3.1 DIAGNOSTIC SERVICES. In the event that Warner notifies Sequana
(i) that Warner believes that the sales of a particular Warner Product could be significantly increased if there was a service not requiring Agency approval for
(x) the diagnosis of the indication which such Warner Product is intended to treat, or (y) the selection of a treatment regimen, and Warner provides Sequana data evidencing such position, and (ii) that Warner has commenced, or intends to commence within twelve (12) months, Phase I clinical trials with respect to such Warner Product. Then, if Sequana has not notified Warner within [*] of its receipt of Warner's notice that it intends, itself or with a third party, to provide such a diagnostic service, at Warner's request, Sequana will grant to Warner a non-exclusive worldwide license under Sequana's interest in the Background Technology (other than the Sequana Technology) and Collaboration Technology, Patent Rights and Know-How with the right to sublicense, to the extent necessary, for Warner to make, have made, use, import, offer for sale and sell such a diagnostic service for such purpose in the Territory. If Sequana provides Warner notice that it wishes to provide such service the parties shall negotiate in good faith the terms of an agreement therefore.

          8.3.2 REGULATORY APPROVALS. If Warner has commenced Phase III clinical trials with respect to a particular Warner Product, and notifies Sequana that Warner believes that the sales of such Warner Product could be significantly increased if there was an Agency-approved Diagnostic Product for the diagnosis of the indication which such Warner Product is intended to treat and if Sequana has not notified Warner within [*] of its receipt of Warner's notice that it intends, itself or with a third party, to develop such a Diagnostic Product for such purpose, then at Warner's request, Sequana will grant to Warner a non-exclusive worldwide license under Sequana's interest in the Background Technology (other than the Sequana Technology), Collaboration Technology, Patent Rights and Know-How, with the fight to sublicense, to the extent necessary for Warner to make, have made, use, import, offer for sale and sell such Diagnostic Product in the Territory. In such event, such Diagnostic Product shall be treated as a Warner Product for all purposes of this Agreement. It is understood and agreed that nothing in this Section 8.3 shall obligate Sequana to develop or commercialize any Diagnostic Product or service.

          8.3.3 ASSAY FORMATS. In the event that Warner acquires a license pursuant to Section 8.3.1 above with regard to a particular Diagnostic Product. Sequana agrees that it shall not, directly or indirectly, commercialize in a single assay format any Diagnostic Product intended to compete with a Diagnostic Product licensed to Warner: provided, Sequana shall retain the right to commercialize, directly or indirectly, any such Diagnostic Product in a format bearing two (2) or more assays (e.g., a panel format).

     8.4 SALE OF DIAGNOSTIC PRODUCTS. Sequana agrees to sell to Warner any Diagnostic Products being sold by Sequana for use in connection with Warner Products or Other Products which Warner or its Affiliates or Sublicensees is commercializing hereunder, subject to Sequana's standard terms and conditions of sale.

9.   INTELLECTUAL PROPERTY

     9.1       OWNERSHIP OF TECHNOLOGY.



* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.



                                      25.

          9.1.1 BACKGROUND TECHNOLOGY. Except as otherwise set forth herein, each Party shall retain ownership or Control, as the case may be, over its Background Technology. The owner of any patentable Background Technology shall have the fight, at its option and expense, to prepare, file and prosecute in its own name any patent applications with respect to such Background Technology and to maintain any patents issued thereon.

          9.1.2 COLLABORATION TECHNOLOGY. Title to all inventions and other intellectual property solely made by employees of Warner or its Affiliates, in connection with and arising out of the Research Program ("Warner Inventions") shall be deemed owned by Warner. Title to all inventions and other intellectual property made solely by employees of Sequana, in connection with and arising out of with the Research Program ("Sequana Inventions") shall be deemed owned by Sequana. Title to all inventions and other intellectual property made jointly by employees of Warner or its Affiliates and Sequana in connection with and arising out of the Research Program ("Joint Inventions") shall be deemed jointly owned by Sequana and Warner. Inventorship of inventions and other intellectual property, rights conceived and/or reduced to practice pursuant to this Agreement. and rights of ownership with respect thereto. shall be discussed by patent counsel of Warner and Sequana prior to the filing of each patent application subject to this Agreement. Inventorship shall be determined in accordance with the patent laws of the country or countries in which such inventions or other intellectual property were made. In the event that the Parties disagree as to inventorship and/or the applicable law with respect to any invention or patent application, such matter shall be subject to resolution pursuant to Article 14. Inventorship and rights of ownership of Collaboration Technology (whether or not patentable) shall be determined in accordance with United States laws of inventorship or the law of California, as applicable.

     9.2 SOLELY-OWNED PATENT RIGHTS.

          9.2.1 The sole owner (the "Owner") of any Invention shall have the right, at its option to prepare, file and prosecute patent applications in its own name, in such countries as it deems appropriate, and conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extensions relating thereto, using counsel of its choice. and to maintain any patents issued. In connection therewith, the non-Owner Party agrees to cooperate with the Owner, at the Owner's expense, in the preparation and prosecution of all such patent applications and in the maintenance of any patents issued. The Owner shall keep the other Party currently informed of all steps to be taken in such preparation, prosecution and maintenance of all of its patent rights which claim an Invention and shall upon request furnish the other Party with copies of such patent rights and other related correspondence relating to such Invention to and from patent offices and where feasible, permit the other Party a period of at least fourteen (14) days to offer its comments thereon before the Owner makes a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result, and promptly provide the other Party copies of any documents relating to Inventions which the Party conducting such activities receives from such patent offices, including notice of all interferences, reissues, reexaminations. oppositions or requests for patent term extensions.

          9.2.2 If the Owner fails to (i) fulfill its obligations under this
Section 9.2, or (ii) protect against abandonment of a Patent Right which claims an Invention, to the extent that the Owner has the right to do so, the Owner may, at its discretion, permit the non-Owner Party, at its



                                      26.

option and expense, to undertake such obligations. The Party, not undertaking such actions shall fully cooperate with the other Party, and shall provide to the other Party whatever documents that may be needed in connection therewith. The Party not undertaking such actions may require a suitable indemnity against all damages, costs and expenses and impose such other reasonable conditions as such Party's advisors may request. If a non-Owner undertakes the obligations of "Owner" under this Article 9 with respect to any Patent Rights of the other Party under this Section 9.2.2, it shall prosecute and maintain the same at its own expense, and shall not abandon or compromise them or fail to exercise any rights of appeal without giving the other Party, the right to take over the prosecuting Party's conduct, at such other Party's own expense.

     9.3 JOINTLY OWNED INVENTIONS.

          9.3.1 RESPONSIBILITIES. In the case of each Joint Invention the Parties shall agree which Party will have the rights and responsibilities of the "Inventor" as described in this Article 9) in respect of any such patentable, jointly owned Collaboration Technology, and which Party shall have the rights and responsibilities of a non-Inventor therefor. The Inventor shall use patent counsel reasonably acceptable to the non-Inventor, and shall keep the non-Inventor fully informed as to the status of such patent matters, including, without limitation, by providing the non-Inventor and its patent counsel the opportunity, at the non-Inventor's expense, to review and comment on any documents relating to the Joint Invention which will be filed in any patent office at least thirty (30) days before such filing, and promptly providing the non-Inventor copies of any documents relating to Joint Invention which the Inventor receives from such patent offices, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions.

          9.3.2 COOPERATION.

               (a) The Parties will cooperate to file, prosecute and maintain patent applications covering the Joint Invention(s) within the Collaboration Technology in the United States and the European Union (in Europe through a European Patent Convention application) (collectively, the "Core Countries") and other countries agreed by the Parties, Warner will pay all expenses and fees associated with the filing, prosecution, issuance and maintenance of any patent application and resulting patent for a Joint Invention in the Core Countries and other agreed countries.

               (b) In the event that either Party wishes to seek patent protection with respect to any Joint Invention outside the Core Countries, it shall notify the other Party hereto. If both Parties wish to seek patent protection with respect to such Joint Invention in such country or countries, the activities to seek such protection shall be subject to Section 9.3.2(a) above. If only one Party wishes to seek patent protection with respect to such Joint Invention in such country or countries (including, without limitation. Japan), it may file, prosecute and maintain patent applications and patents with respect thereto, at its own expense. Whenever possible, the Parties shall cooperate to obtain the benefit of international treaties, conventions and/or agreements (e.g., the Patent Cooperation Treaty) in order to obtain the benefits afforded thereby. In any such case, the Party declining to participate in such activities (the "Nonparticipating Party") shall grant to the other party, in the applicable country or countries, an exclusive (even as to the



                                      27.

Nonparticipating Party) license, with right to sublicense, the Nonparticipating Party's interest in the applicable Joint Invention.

     9.4 EXPENSES. Warner will reimburse Sequana for all reasonable expenses incurred after the Effective Date in connection with filing, prosecuting, maintaining, extending, defending and enforcing the Collaboration Technology directly arising out of and exclusively related to the Research Program.

     9.5 ENFORCEMENT.

          9.5.1 NOTICE. Sequana and Warner shall each promptly notify the other of any infringement or unauthorized use of an Invention which comes to its attention, describing the facts relating thereto in reasonable detail.

          9.5.2 SOLELY OWNED INVENTIONS. Subject to 9.5.3 below, in the event that any Background Technology or Collaboration Technology solely owned by a Party (collectively "Technology") necessary, for manufacture, use and sale of a Warner Product or an Other Product is infringed or misappropriated by a Third Party in any country, in the Territory, or is subject to a declaratory judgment action arising from such infringement in such country, Warner or Sequana, as the case may be, shall promptly notify the other Party hereto. The Party which owns or Controls such Technology (the "Technology Owner") shall have the initial right (but not the obligation) to enforce such Technology, or defend any declaratory, judgment action with respect thereto, at its expense. In the event that the Technology Owner fails to initiate a suit to enforce such Technology against a commercially significant infringement in the Field by a Third Party in any jurisdiction in the Territory within one hundred eighty (180) days of a request by the other Party (the "Licensee") to do so, if the Licensee has the right to commercialize such Warner Product or Other Product, the Licensee may, subject to the Technology Owner's agreements with Third Parties, initiate such suit in the name of the Technology Owner of such Technology against such infringement, at the expense of such Licensee. In the event that the Technology Owner's agreements with a Third Party do not allow the other Party hereto to initiate a suit as described above to enforce the Technology against a Third Party, infringer, then the Technology Owner shall be obligated to commence such a suit and use diligent efforts in connection therewith or obtain for the Licensee the right to commence suit against the infringer. The Party involved in any such claim, suit or proceeding, shall keep the other Party' hereto reasonably informed of the progress of any such claim, suit or proceeding. [*]

          9.5.3 JOINT INVENTIONS. In the event Sequana or Warner becomes aware of any actual or threatened infringement in the Territory of any Patent Right which claims a Joint Invention, that Party shall promptly notify, the other and the JRPC shall promptly discuss how to proceed in connection with such actual or threatened infringement. In the event such infringement relates to a jointly owned Other Product or Warner Product and only one Party, wishes to participate in such proceeding, it shall have the right to proceed alone, at its expense, and may retain any recovered; provided, at the request and expense of the participating Party, the other Party, agrees to cooperate and join in any proceedings in the event that a Third Party asserts that the co-owner of such Joint Invention is necessary or indispensable to such proceedings.



* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.




                                      28.

     9.6 ALLEGATIONS OF INFRINGEMENT BY THIRD PARTIES.

          9.6.1 RESPONSIBILITIES.

               (a) Warner shall be solely responsible for any threatened or actual claims for Third Party patent infringement or other Third Party intellectual property rights arising out of the manufacture, use, sale or importation of a Warner Product to which Warner retains a license pursuant to
Article 8, or a Diagnostic Product to which Warner has acquired and retains a license pursuant to Sections 8.3.1 or 8.3.2, or an Other Product which Warner is not co-promoting with Sequana, but has acquired and retains a license from Sequana pursuant to Section 7.2.3(c).

               (b) Sequana shall be solely responsible for any threatened or actual claims for Third Party patent infringement or other Third Party intellectual property rights arising out of the manufacture, use, sale or importation of Diagnostic Products or Warner Products which it is commercializing and Other Products to which Sequana has exclusive rights.

          9.6.2 PROCEDURES.

               (a) Upon receiving notice of such actual or threatened claims. Warner or Sequana, as the case may be, shall promptly meet with the Other Party to discuss the course of action to be taken to resolve or defend any such infringement litigation.

               (b) With respect to claims subject to Section 9.6.1(a), Warner is not named as a Party in such a claim, suit or proceeding, Warner may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding Sequana agrees not to oppose such intervention. If Warner and not Sequana, is named as a Party to such claim, suit or proceeding, Warner shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice, however Sequana, at its own expense and through counsel of its own choice, may seek to intervene if the claim, suit or proceeding relates to the commercialization of the Warner Product in the Field, and in such event, Warner agrees not to oppose such intervention. If Sequana shall. at any time, tender its defense to Warner, then Warner shall defend Sequana in such claim, suit or proceeding, at Warner's own expense and through counsel of its own choice, and Warner shall control the defense and settlement of any such claim, suit or proceeding; provided, Warner shall not enter into any agreement which makes any admission regarding (i) wrongdoing on the part of Sequana, or (ii) the invalidity, unenforceability, or absence of infringement of any Patent Rights owned solely by Sequana or patent claiming a Joint Invention, without the prior written consent of Sequana, which consent shall not be unreasonably withheld.

               (c) With respect to claims subject to Section 9.6. l(b), if Sequana is not named as a Party in such a claim, suit or proceeding, Sequana may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding. Warner agrees not to oppose such intervention. If Sequana, and not Warner, is named as a Party to such claim, suit or proceeding, Sequana shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice. however Warner, at its own expense and through counsel of its own choice, may seek to




                                      29.

intervene if the claim, suit or proceeding relates to the commercialization of the Product, and in such event, Sequana agrees not to oppose such intervention. If Warner shall, at any time, tender its defense to Sequana, then Sequana shall defend Warner in such claim, suit or proceeding, at Sequana's own expense and through counsel of its own choice, and Sequana shall control the defense and settlement of any such claim, suit or proceeding; provided, Sequana shall not enter into any agreement which makes any admission regarding (i) wrongdoing on the part of Warner, or (ii) the invalidity, unenforceability or absence of infringement of any Patent Rights owned solely by Warner or patent claiming a Joint Invention, without the prior written consent of Warner. which consent shall not be unreasonably withheld.

          9.6.3 COOPERATION. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

     9.7 INDEPENDENT INVENTIONS. Ownership rights to inventions that do not rely in material part on technology, data or knowledge contributed by the other Party and which are not derived under the Research Program and that are made by the employees of Sequana (but not of Warner) or by the employees of Warner (but not of Sequana), as the case may be, whether or not made during the Term of this Agreement, shall reside solely in Sequana or Warner, respectively, as the case may be. Neither Party will claim or seek ownership rights, licenses or royalties or other compensation with respect to such inventions of the other Party. The applicable Party shall have the right, at its option and expense, to prepare in its own name, file and prosecute any patent applications and to maintain any patents issued with respect to such inventions. In connection therewith, the other Party agrees to cooperate with the filing Party at the filing Party's expense in the preparation and prosecution of all such patent applications covering such independent inventions to the extent that such Party's cooperation is reasonably necessary therefor. This obligation shall survive the expiration or termination of this Agreement.

10.  REPRESENTATIONS AND WARRANTIES

     10.1 LEGAL AUTHORITY. Each Party represents and warrants to the other that it has the legal power. authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

     10.2 NO CONFLICTS. Each Party represents and warrants that as of the date of this Agreement it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or Bylaws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and shall not enter into any such agreement during the term of this Agreement.

     10.3 OTHERS BOUND. Each Party covenants that any contract it enters into with a Third Party, performing services under this Agreement on behalf of such Party will bind such Third Party to all of the relevant terms and conditions of this Agreement, unless otherwise agreed by the Parties.

     10.4 DISCLAIMER OF WARRANTIES. Sequana and Warner each specifically disclaim that the Research Program will be successful, in whole or part, SEQUANA AND WARNER



                                      30.

EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. WITH RESPECT TO THE CONFIDENTIAL INFORMATION, BACKGROUND TECHNOLOGY, WARNER PATENTS OR KNOW-HOW, OR SEQUANA TECHNOLOGY, PATENTS OR KNOW-HOW, COLLABORATION TECHNOLOGY OR LEAD COMPOUNDS, OR WARNER PRODUCTS, INCLUDING. WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY BACKGROUND TECHNOLOGY OR COLLABORATION TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     10.5 THIRD PARTY CONTRACTS. As of the Effective Date, the Third Party Contracts listed on Exhibit C are in full force and effect and no default has occurred or is ongoing with respect to such contracts.

11.  CONFIDENTIALITY

     11.1 CONFIDENTIAL INFORMATION. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the other Party, or any other data, samples, technical and economic information (including the economic terms hereof), commercialization, clinical and research strategies and know-how and other information provided by the other Party (the "Disclosing Party") during the Term of this Agreement or during the negotiation of this Agreement, or in connection with the transactions contemplated thereby, or any Collaboration Technology and all other data, results and information developed pursuant to the Research Program and solely owned by the Disclosing Party (collectively the "Confidential Information") furnished to it by the Disclosing Party hereto pursuant to this Agreement or the transactions contemplated thereby, except that "Confidential Information" shall not include:

               (a) information that is or becomes part of the public domain through no fault of the non-Disclosing Party or its Affiliates; and

               (b) information that is obtained after the date hereof by the non-Disclosing Party or one of its Affiliates from any Third Party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party, with respect to such Confidential Information;

               (c) information that is known to the non-Disclosing Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the non-Disclosing Party's written records; and

               (d) information that is necessary to be disclosed to any governmental authorities or pursuant to any regulatory filings, but only to the limited extent of such legally required disclosure; or

               (e) information which has been independently developed by the non-Disclosing Party without the aid or use of any Confidential Information.



                                      31.

     11.2 PERMITTED DISCLOSURES. Confidential Information may be disclosed to employees, agents, consultants, sublicensees or suppliers of the non-Disclosing Party or its Affiliates, but only to the extent reasonably required to accomplish the purposes of this Agreement and only if the non-Disclosing Party obtains prior agreement from its employees, agents, consultants, sublicensees, or suppliers to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, sublicensees or suppliers do not disclose or make any unauthorized use of the Confidential Information. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to prospective lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party either (i) upon the written consent of the other Party or (ii) if the disclosing Party obtains a signed confidentiality, agreement with such entity or financial institution with respect to such information, upon terms substantially similar to those contained in this Article I 1.

     11.3 PUBLICITY. All publicity, press releases and other announcements relating to this Agreement or the transaction contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties; provided, however, that either Party may (i) publicize the existence and general subject matter of this Agreement without the other Party's approval, and (ii) disclose the terms of this Agreement only to the extent required to comply with applicable securities laws and in the case of (ii), the non-disclosing Party shall have the right to review and comment on such disclosure prior to its submission, where practicable. Once a particular disclosure described in (i) has been approved for disclosure, either Party may make disclosures which do not differ materially therefrom without any need for further consents.

     11.4 PUBLICATION. Until the fifth anniversary of the termination of the Term of the Research Program, the Parties shall cooperate in appropriate publication of the results of research and development work performed pursuant to this Agreement, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, it is agreed that prior to any public disclosure of such results, the Party proposing disclosure shall send the other Party a copy of the information to be disclosed and shall allow the other Party twenty-one (21) days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Confidential Information of the reviewing Party which such Party, desires to maintain as a trade secret. If notification is not received during the twenty-one (21) day period, the Party proposing disclosure shall be free to proceed with the disclosure. If due to a valid business reason or a reasonable belief by the non-disclosing Party that the disclosure contains subject matter for which a patentable invention should be sought, then prior to the expiration of the twenty-one (21 ) day period, the non-disclosing Party shall so notify the disclosing Party, who shall then delay public disclosure of the information for an additional period of up to sixty (60) days to permit the preparation and filing of a patent application on the subject matter to be disclosed or other action to be taken. The Party proposing disclosure shall thereafter be free to publish or disclose the information. The determination of authorship for any abstract or publication shall be in accordance with accepted scientific practices.

12.  INDEMNIFICATION



                                      32.

     12.1 WARNER. Warner agrees to indemnify and hold harmless Sequana and its Affiliates and Sublicensees and their respective employees, agents, officers, directors and permitted assigns (each a "Sequana Indemnity") from and against any claims by a Third Party resulting in any liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses incurred (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a " Claim") arising out of or resulting from (i) negligence or willful misconduct by Warner in the conduct of the Research Program, (ii) a breach of any of the representations or warranties of Warner hereunder, or (iii) the research and development. Manufacture, use, promotion, marketing, sale or other distribution of any Lead Compound and/or Warner Product or Other Product or Diagnostic Product that Warner obtains a license from Sequana pursuant to Sections 7.2.3(c), 8.1.1, 8.3.1 or 8.3.2 by Warner or its Affiliates or Sublicensees, except, in each case, to the extent that such Claim arises out of or results from the negligence or willful misconduct of a Sequana Indemnity.

     12.2 SEQUANA. Sequana agrees to indemnify and hold harmless Warner and its Affiliates and Sublicensees and their respective employees, agents, officers, directors and permitted assigns (each a "Warner Indemnity") from and against any claims by a Third Party resulting in any liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses incurred (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a " Claim") arising out of or resulting from (i) the negligence or willful misconduct of Sequana in the conduct of the Research Program, or (ii) a breach of any of the representations or warranties by Sequana hereunder, (iii) the research, development, manufacturing, use, promotion, marketing, sale or other distribution of any Diagnostic or Other Product or any Warner Product which is licensed to Sequana pursuant to Section 7.2 except, in each case, to the extent that such Claim arises out of or results from the negligence or willful misconduct of a Warner Indemnity.

     12.3 PROCEDURE. A Party or person (the "Indemnity") that intends to claim indemnification under this Article 12 shall promptly notify, the other Party (the "lndemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates. Sublicensees or their directors, officers, employees, agents or counsel intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires, to assume the defense thereof with counsel chosen by Indemnitor, with consent of Indemnitee, which consent shall not be unreasonably withheld. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12. At the Indemnitor's request, the Indemnitee under this Article 12, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability, covered by this indemnification and provide full information with respect thereto.

     12.4 INSURANCE. During the term of this Agreement [*]

13.  TERM AND TERMINATION



* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.




                                      33.

     13.1 TERM. This Agreement shall be effective as of the Effective Date and. Unless otherwise terminated earlier pursuant to the other provisions of this
Article 13, shall continue in full force and effect on a Product-by-Product and country-by-country basis until the date that neither Party nor its Affiliates and Sublicensees has any remaining royalty obligations to the other Party, in such country. Following the expiration of royalty obligations in any country within the Territory with respect to a particular Product subject to a license granted herein, each Party shall have a non-exclusive, non-transferable, fully paid license under the other Party's interest (i) in the non-patented Background Technology, and (ii) the Know-How within the Collaboration Technology, in each case, solely to commercialize such Product.

     13.2 TERMINATION FOR CAUSE. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for sixty (60) days after written notice thereof was provided to the breaching Party by the nonbreaching Party, or if a cure of such default cannot reasonably be effected within such sixty (60) day period, the defaulting Party has failed to deliver within such period a plan for curing such breach or default which is reasonably sufficient to effect a cure. Any termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach or default prior to the expiration of the sixty (60) day period, or has delivered to the other Party a plan for curing such breach which is reasonably acceptable to the other Party. Notwithstanding the above, in the case of a failure to pay any amount due hereunder, the period for cure of any such default following notice thereof shall be ten (10) days and, unless payment is made within such ten day period, the termination shall become effective at the end of such period.

     13.3 KEY PERSON PROVISIONS. Warner shall have the right to terminate the Term of the Research Program in the event that (a) either [*] are no longer employed by Sequana, for any reason and (b) a suitable, appropriately qualified individual, reasonably acceptable to Warner, is not identified within 180 days of the effective date of the termination of such employment. Neither Warner nor its Affiliates shall employ or seek to employ either [*] during the Term of the Research Program without the prior written consent of Sequana, which shall not be unreasonably withheld.

     13.4 CHANGE IN CONTROL.

          13.4.1 DEFINED. For purposes of this Section 13.4, the term "Change in Control" shall mean the direct or indirect acquisition or accumulation during the Term of the Research Program of such number of shares of the stock of or such income interest in Sequana as to give the acquiring or accumulating party 50% or more of the outstanding voting shares of stock or income interest of Sequana (such acquiring or accumulating party is hereinafter referred to as the "Acquiring Party").

          13.4.2 BY A MAJOR PHARMACEUTICAL COMPANY. Warner shall have the right to terminate the Term of the Research Program within 60 days of the date of a Change in Control upon 30 clays prior written notice, in the event that the Acquiring Party is one of the top 35 pharmaceutical companies ranked in order of worldwide pharmaceutical sales, as published by



* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.




                                      34.

Scrip in its then most recent ranking prior to the date of the Change in Control (a "Major Pharmaceutical Company").

          13.4.3 BY ANY OTHER ENTITY. In the event that the Acquiring Party is other than a Major Pharmaceutical Company, Warner shall have the right to terminate the Term of the Research Program upon 90 days prior written notice at any time prior to the first anniversary of a Change in Control in the event that it reasonably determines that the qualitative or quantitative commitment or performance of Sequana is materially adversely affected by such Change in Control, provided that if the Acquiring Party is Arris Pharmaceutical Corporation Warner may terminate the Term of the Research Program by 90 days prior written notice which notice may only be given during the 30 day period commencing on the first anniversary of such Change in Control. A material adverse effect on the qualitative or quantitative commitment or performance of Sequana shall include, without limitation: (a) a material reduction in the quality of the FTEs provided by Sequana, (b) Sequana's material failure to maintain appropriate technology in accordance with the standards of the genomics industry, (c) a material reduction in the time spent by either [*] on the Research Program or their successors as approved under Section 13.3 or (d) any other reduction in the diligent pursuit and performance of the Research Program by Sequana.

     13.5 EFFECT OF TERMINATION UNDER SECTION 13.3 OR 13.4. In the event of a termination of the Term of the Research Program by Warner under Sections 13.3 or 13.4, (a) Warner shall retain the license rights granted to it under Section 4 to Sequana Background Technology and Collaboration Technology and Sequana's license rights under Section 4 shall terminate except for those rights granted to it under Sections 4.2, 4.5 and 4.9 and (b) for terminations made pursuant to
Section 13.4.3, Warner shall continue to fulfill its responsibilities under this Agreement until the effective date of termination. All other terms and conditions of this Agreement shall remain in full force and effect.

     13.6 EFFECT OF BANKRUPTCY. If, during the Term of the Research Program, either Party, files a voluntary petition in bankruptcy, is adjudicated a bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within sixty (60) days after an involuntary petition in bankruptcy filed against it, then the Term of the Research Program and this Agreement may be immediately terminated by the other Party, with notice.

     13.7 EFFECT OF TERMINATION.

          13.7.1 ACCRUED RIGHTS AND OBLIGATIONS. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

          13.7.2 RERUN OF CONFIDENTIAL INFORMATION. Upon any termination of this Agreement, Warner and Sequana shall promptly return to the other Party all Confidential Information received from the other Party (in the case of Software including all Sequana source


* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                      35.

and object code) (except one copy of which may be retained by legal counsel solely for purposes of monitoring compliance with the provisions of Article 11 and archival purposes).

          13.7.3 STOCK ON HAND. In the event this Agreement is terminated for any reason, Warner and its Affiliates and Sublicensees shall have the right in the Territory to sell the stock of any Warner Products then on hand. subject to Articles 5 and 6 and the other applicable terms of this Agreement.

          13.7.4 LICENSES.

               (a) Subject to Sections 13.7.4(e) and 13.8 below, in the event of any termination of this Agreement by Sequana pursuant to Section 13.2, the licenses granted Warner in Article 4 shall terminate concurrently.

               (b) Subject to Sections 13.7.4(f) and 13.8 below, in the event of any termination of this Agreement by Warner pursuant to Section 13.2, the licenses granted Sequana in ,Article 4 shall terminate concurrently.

               (c) In the event of any termination of this Agreement by Warner pursuant to Section 13.6. the licenses granted to Sequana, shall terminate concurrently.

               (d) In the event of any termination of this Agreement by Sequana pursuant to Section 13.6. the licenses granted to Warner shall terminate concurrently.

               (e) If more than one Warner Product, Other Product or Diagnostic Product is being commercially developed or exploited by Warner or its Affiliates and Sublicensees hereunder, and Sequana terminates this Agreement pursuant to Section l3.2 due to a breach relating only to a single Warner Product, Other Product or Diagnostic Product, then Sequana shall be entitled to terminate this Agreement only with respect to the applicable Warner Product, Other Product or Diagnostic Product.

               (f) If more than one Other Product, Warner Product or Diagnostic Product is being commercially developed or exploited by Sequana or its Affiliates and Sublicensees hereunder, and Warner terminates this Agreement pursuant to Section 13.2 due to a breach relating only to a single Other Product, Warner Product or Diagnostic Product, then Warner shall be entitled to terminate this Agreement only with respect to the applicable Other Product, Warner Product or Diagnostic Product.

               (g) Except as expressly provided in this Section 13.7.4, in the event of any termination of this Agreement the licenses granted pursuant to Sections 2.5.2, 4.2 and 7.2.3 shall remain in effect.

     13.8 SURVIVAL. Sections 2.4.1, 2.5.2, 4.5, 4.9, 5.9, 7.4, 8.2, 9.l, 9.3,
9.5.1, 9.5.3, 9.7, 13.l, 13.7 and 13.8, and Article 6 (until all royalty and reporting obligations relating to the period prior to the date of expiration or termination have been satisfied) and Articles 10, 11, 12, 14 and 15 shall survive the expiration or termination of this Agreement for any reason.

14.  DISPUTE RESOLUTION



                                      36.

     14.1 MEDIATION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation, or some other dispute resolution procedure.

     14.2 VENUE. The exclusive venue of any dispute arising out of or in connection with the performance of or any breach of this Agreement, shall be the state courts or U.S. District Court located in or for Sequana's principal place of business, and the Parties hereby irrevocably consent to the personal jurisdiction of such courts.

15.  MISCELLANEOUS

     15.1 GOVERNING LAW. This Agreement and any dispute arising from the performance or any breach hereof shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

     15.2 WAIVER. No failure on the part of Sequana or Warner to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

     15.3 ASSIGNMENT. This Agreement shall not be assignable by either Party, to any third Party hereto without the written consent of the other Party, hereto: except either Party may assign this Agreement, without such consent, to (i) an Affiliate of such Party; or (ii) an entity that acquires all or substantially all of the business or assets of such Party (or with respect to Warner, all of Warner's pharmaceutical research and development business or assets) to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

     15.4 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by nationally recognized overnight express delivery, service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

     Warner:          Warner-Lambert Company
                      2800 Plymouth Road
                      Ann Arbor, Michigan 48105
                      Attn: Vice President & Chairman
                          Parke-Davis Pharmaceutical Research

                      with a copy to:

                      Warner-Lambert Company
                      201 Tabor Road



                                      37.

                      Morris Plains, New Jersey 07950
                      Attn: Vice President, General Counsel


     Sequana:         Sequana Therapeutics, Inc.
                      11099 N. Torrey Pines Road
                      Suite 160
                      La Jolla, California 92037
                      Attn: President

                      with a copy to: Legal Department

     15.5 PERFORMANCE WARRANTY. Each Party hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliate(s) and Sublicensees.

     15.6 FORCE MAJEURE. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies. in each case. beyond the reasonable control of the respective Party. The Party affected by force majeure shall provide the other Party, with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six
(6) months. the Parties hereto shall consult with respect to an equitable solution, including the possible termination of this Agreement.

     15.7 INDEPENDENT CONTRACTORS. It is understood that both Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent or partner of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party, or make any warranties or representations on behalf of the other Party, Sequana acknowledges that neither it nor any of its employees are employees of Warner or members of any of its benefit plans and that neither it nor any of its employees are eligible to participate in any such benefit plans even if it is later determined that its or any of its employees' status during the period of this Agreement was that of an employee of Warner. In addition. Sequana waives any claim that it may have under the terms of any such benefit plans or under any law for participation in or benefits under any of Warner's benefit plans.

     15.8 ADVICE OF COUNSEL. Sequana and Warner have each consulted counsel of their choice regarding this Agreement. and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.



                                      38.

     15.9 SEVERABILITY. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction. the remainder of the Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement; provided, if the Parties are unable to agree on such a substitute clause and the deletion of the provision held invalid or unenforceable would produce material adverse financial consequences for one Party, such Party shall have the right to terminate the Agreement upon one hundred eighty (180) days notice.

     15.10 PATENT MARKING. Each Party agrees to mark and have its Affiliates and Sublicensees mark all Products they sell or distribute pursuant to this Agreement in accordance with the applicable statute or regulations in the country, or countries of manufacture and sale thereof.

     15.11 FURTHER ASSURANCES. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party (i) deliver to the requesting Party, such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

     15.12 COMPLIANCE WITH LAWS. Each party shall furnish to the other Party any information requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign federal, state and/or government agency. Each Party shall comply with all applicable U.S., foreign, state, regional and local laws, rules and regulations relating to its activities to be performed pursuant to this Agreement, including without limitation, the United States Foreign Corrupt Practices Act, United States export regulations and such other United States and foreign laws and regulations as may be applicable, and shall obtain all necessary approvals, consents and permits required by the applicable agencies of the government of the United States and foreign jurisdictions.

     15.13 NO IMPLIED LICENSES OR WARRANTIES. No right or license under any patent application, issued patent, know-how or other proprietary, information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

     15.14 ENTIRE AGREEMENT. This Agreement together with the attached Exhibits entered by the Parties of even date herewith, constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, between Warner and Sequana with respect to such subject matter.



                                      39.

     15.15 HEADINGS. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     15.16 COUNTERPARTS. This Agreement may be executed in two counterparts. each of which shall be deemed an original and which together shall constitute one instrument.



                                      40.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

WARNER-LAMBERT COMPANY                      Sequana Therapeutics, Inc.

By:/s/   R.M. Cresswell                     By: /s/  Kevin J. Kinsella
   -----------------------------------         ---------------------------------
Name:  R.M. Cresswell                       Name:  Kevin J. Kinsella
     ---------------------------------           -------------------------------
Title:  V.P. & Chairman Pharmaceutical      Title:  President & CEO
        Research
      --------------------------------            ------------------------------

Exhibits

A:    Sequana Technology (1.31 )
B:    Co-Promotion Guidelines (8.2)
C:    Third Party Contracts


                                      41.

                                    EXHIBIT A

                               SEQUANA TECHNOLOGY


This exhibit provides details regarding the Sequana Technology that is defined in Section 1.37 of the Agreement. Elements of Sequana Technology are:

               BioAgentDBTM and SequaSearchTM
               LIMSLite
               High-throughput DNA sequencing protocols
               High-throughput genotyping protocols
               Micro-Array technology protocols

Each of these elements is described in more detail below. In addition, for each element, the following information is provided as appropriate:

               A description of "establishment" of the technology at Warner under Section 5.2 of the Agreement that is required to be complete before payment of the Technology Access Fee.

               Additional technology that will be established at Warner under this Agreement but which is not required to be complete as a condition for payment of the Technology Access Fee.

               A discussion of the level of support that will be provided to Warner as a part of this Agreement.

BIOAGENTDB(TM)

Sequana will deliver a database system (BioAgentDBTM), and a package of software agents (SequaSearchTM) useful for automatically mining public scientific databases. The immediately available SequaSearch modules will include Virtual-Librarian, CandidateVL, and SequaWatcher. Additional SequaSearch modules scheduled for general availability by Q1 1998 include GeneIntegrater and EST agent. These modules will be made available to Warner promptly after they are developed and validated.

The BioAgentDB for the Field will be housed at Sequana and a port will be made available for secure access by Warner from the internet. After approximately one calendar quarter utilizing the BioAgentDB for the Field at Sequana and associated familiarization with the product by appropriate Warner staff. Sequana will transfer one existing BioAgentDB system to the Warner Ann Arbor. MI research facility for utilization within Warner in other disease areas.

BioAgentDB consists of three parts. [*]

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                      A-1.

DESCRIPTION OF SEQUASEARCH MODULES

VIRTUAL-LIBRARIAN

Monitors the PubMed literature which pertains to a disorder of interest. The information is then retrieved, reformatted, parsed and deposited into the BioAgentDB. The agent distinguishes new literature from previously reported literature. E-mail alerts (with URLs) are sent to the scientists informing them when new information becomes available. PubMed is a National Library of Medicine ("NLM") web-based product which provides free access to MEDLINE which is the NLM's database of bibliographic citations (e.g., authors, title, and journal reference) and author abstracts from about 3,800 biomedical journals.

CANDIDATEVL

Monitors the literature (PubMed) pertaining to candidate genes which axe in common with the disorder. The information is then retrieved, reformatted. parsed and deposited into the BioAgentDB with hyperlinks to the information on a candidate gene. The agent distinguishes new literature from previously reported literature. E-mail alerts (with URLs) are sent to the scientists informing them when new- information becomes available.

SEQUAWATCHER

Monitors new information on Websites relevant to the user(s). SequaWatcher can be configured to monitor any number of web pages, and to provide a daily report on web pages when the content has changed.

ESTAGENT

Monitors the National Center for Biotechnology Information ("NCBI") Integrated Gene Map for sequences which are newly mapped to genomic regions of interest (such as a linkage region). It retrieves the mapped sequences together with higher resolution mapping information, flanking markers, and possible identification of the mapped sequences. This information is automatically retrieved, reformatted, and deposited in the BioAgentDB such that genomic maps are automatically generated. The NCBI's Integrated Gene Map is a map of more than 16,000 human genes which have been mapped relative to a framework map that contains about 1000 polymorphic genetic markers. This gene map unifies the existing genetic and physical maps with the nucleotide and protein sequence database.

GENEINTEGRATOR

Monitors Swiss-Prot and GenPept for new biological attributes (site of expression, map location. function, developmental stage, polymorphisms) of candidate genes. It automatically retrieves, reformats, parses, and deposits the information into the candidate gene record in BioAgentDB.

GENEWIZARD

[*]

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                      A-2.

TRANSCRIPTSCANNER

Monitors the UniGene database at the National Center for Biotechnology Information for clones and mapped EST contigs for those connected with a disorder of interest. TranscriptScanner is currently under development.

SYNTENYAGENT

Monitors the mouse genome databases for genes that are syntenic with regions of interest in the human genome. SyntenyAgent is currently under discussion.

[*]

Sequana will transfer to Warner other agents including but not limited to GeneWizard, TranscriptScanner, and SyntenyAgent if and when they become commercially available and other general BioAgentDB system upgrades. These items are not tied to the License

ACCESS FEE

BioAgentDB will be supported in the following manner at Warner:

     (a) At least one Warner employee will be designated the "Super User" and will be trained at Sequana on the full functionality of BioAgentDB.

     (b) At least one Warner employee will be designated "Systems Support" and will be trained at Sequana on the systems support issues related to BioAgentDB (i.e. UNIX, Sybase, Mac, web server system administration).

     (c) The Super User will handle all user and data support issues and questions that arise at Warner.

     (d) The System Support personnel will handle all system support issues and questions that arise at Warner.

     (e) Any questions or problems that the Super User or System Support cannot resolve will be forwarded to the Sequana Help Desk which will be open Monday - Friday, 7 AM to 5 PM PST and staffed by qualified personnel.

     (f) Sequana guarantees a response to (but not necessarily complete resolution of any Warner inquiry within 24 hours, and Sequana and Warner will cooperate to promptly resolve any such question or problem.

     (g) Customization of BioAgentDB will be done by Warner, or by Sequana under a separate contract arrangement. However. any changes to the source code that are made by Warner that result in incompatibilities with future upgrades provided by Sequana will be the responsibility of Warner to resolve.

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                      A-3.

LIMSLITE

The LIMSLite system is the non-microsatellite genotyping components of the Sequana LIMS system that are necessary to perform basic phenotype/genotype correlations. [*]

LIMSLite will be "established" at Warner for the purposes of Section 5.2 of the Agreement upon achievement of the following:

        Installation of the database schema and lookup tables on the Warner Sybase server at Warner facility.
        Installation of the 4D server at Warner facility.
        Installation of the Web Server at Warner facility.
        Installation of 4D client software on DNA intake clients and up to four
        (4) additional clients at Warner facility.

Additional installation efforts at Warner related to LIMSLite that are required under this agreement but which will not be necessary before the payment of the License Access Fee described in Section 5.2 include:

Super User and System Support on-site training and support during initial installation.

LIMSLite will be supported in the following manner at Warner:

          At least one Warner employee will be designated the "Super User" and will be trained at Sequana on the full functionality of LIMSLite.

          At least one Warner employee will be designated "Systems Support" and will be trained at Sequana on the systems support issues related to LIMSLite (i.e. UNIX, Sybase, Mac. web server system administration).

          The Super User will handle all user and data support issues and questions that arise at Warner.

          The System Support personnel will handle all system support issues and questions that arise at Warner.

          Any questions or problems that the Super User or System Support cannot resolve will be forwarded to the Sequana Help Desk which will be open Monday -Friday, 7 AM to 5 PM PST and staffed by qualified personnel.

          Sequana guarantees a response to (but not necessarily complete resolution of) any Warner inquiry, within 24 hours and Sequana and Warner will cooperate to promptly resolve any such question or problem.

          Customization of LIMSLite will be done by Warner, or by Sequana under a separate contract arrangement.

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                      A-4.

          Any changes to the source code that are made by Warner that result in incompatibilities with future upgrades provided by Sequana will be the responsibility of Warner to resolve.

HIGH-THROUGHPUT DNA SEQUENCING

Sequana has established a high-throughput, high accuracy DNA sequencing laboratory through the development and utilization of several novel sequencing strategies and systems. Strict quality control procedures are developed and built in each and every important step of high throughput sequence production to ensure maximum efficiency and accuracy.

Sequana will transfer to Warner Sequana's DNA sequencing Standard Operating Procedures (SOPs) and provide on-site training of up to three person-weeks total. The SOPs to be transferred to Warner include:

[*]

Installation of high-throughput sequencing at Warner under Section 5.2 of the agreement will be considered to be achieved upon transfer of the SOPs and completion of the training at Sequana.

Sequana is not obligated to provide Warner with additional consulting services or support with respect to DNA sequencing.

HIGH THROUGHPUT GENOTYPING

Sequana has established a high-throughput, high accuracy polymorphism detection and non-microsatellite genotyping laboratory through the development and utilization of several molecular systems. Sequana will transfer to Warner Sequana's non-microsatellite polymorphism detection and genotype determination Standard Operating Procedures (SOPs) outlined below and provide on-site training of Warner scientists for up to three person weeks total. The SOPs to be transferred to Warner include:

[*]

Installation of high throughput genotyping at Warner under Section 5.2 of the agreement will be considered to be achieved upon transfer of the SOPs and completion of the training at Sequana.

Sequana is not obligated to provide Warner with additional consulting services or support with respect to high-throughput genotyping.

MICRO-ARRAY PROTOCOLS

Sequana is a participant in the Molecular Dynamics/Amersham Microarray Technology Access Program. As a member of the Early Access Program, Sequana is gaining considerable lead time in the utilization and development of the MD/Amersham Microarray System ("System"). [*] During this period, the Microarray Group within Sequana will be focusing on extending the capabilities of the System in collaboration with MD/Amersham as follows:

[*]

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                      A-5.

          Optimizing the immobilization chemistry and labeling protocols to detect rare mRNAs from small quantities of tissue;

          Adapting the Microarray System to work in the "Northern" mode (useful in monitoring the expression of a set of genes in a large number of tissue samples) in as well as the more common "reverse Northern" mode;

          Developing proprietary bioinformatics tools to analyze the data generated by the System and present results in a queriable, user-friendly front-end.

As part of the technology transfer to Warner, Sequana will transfer operating know-how related to the System to the extent that it is permitted under the agreement with Molecular Dynamics/Amersham. The objective of this sharing of proprietary, know-how is to allow Warner to better evaluate the unique features of this System with respect to the other commercially available chip-based technologies for gene expression studies. Based on the terms of its agreement with Molecular Dynamics/Amersham. Sequana will be able to share data generated by the System with Warner anytime after January 1, 1998.

It will not be necessary, to transfer the micro-array protocols to Warner as a condition for payment of the License Access Fee described in Section 5.2 of the Agreement.


                                      A-6.

                                    EXHIBIT B

                             CO-PROMOTION PRINCIPLES

     1. REQUIRED SALES EFFORT. Each Party shall supply the total promotional and marketing effort (including details, if determined to be an appropriate sales activity,) for each Other Product being co-promoted by the Parties in each co-promotion country, as determined by a marketing committee to be established by the Parties (the "Marketing Committee"). The Parties shall be equally represented on the Marketing Committee. It is understood and agreed that the sales effort required from the Parties may differ with respect to the size of the sales force, number of details and other factors, based on the target market for which such Party has marketing responsibilities as determined by the Marketing Committee. The Marketing Committee will determine appropriate written standards for measuring and accounting procedures to confirm and document each Party's performance of its required sales effort, prior to the commencement of the term of co-promotion for any Other Product, and may modify the required sales effort required by each Party as it deems appropriate: provided that Sequana's percentage of the total required sales effort established by the Marketing Committee shall not exceed [*] or be [*]. If Sequana has failed or is unable to supply [*] of the required sales effort established by the Marketing Committee then Sequana's right to co-promote the applicable Other Product hereunder shall terminate in the applicable country and Warner shall thereafter have the exclusive right to promote such Other Product in such country. If in any year a Party's actual sales effort falls below its assigned percentage of the total required sales effort, unless otherwise agreed, such Party's share of profit shall be reduced for that and all future years, to the percentage of required sales effort actually provided by such Party in such year, subject to application of this provision in future years if a Party fails to meet its required sales effort.

     2. MARKETING PLAN AND BUDGET. The co-promotion of each Other Product will be governed by a marketing plan and budget (the "Marketing Plan and Budget"). The Marketing Committee will be responsible for approving the Marketing Plan and Budget developed by the Marketing Committee. The Marketing Plan and Budget will describe fully, to the extent practicable, the proposed plan for commercialization of the Other Product in each co-promotion country, including overall marketing strategy, anticipated marketing, sales and promotion efforts by each Party,, market and sales forecasts, pricing analysis and estimated launch date, as well as advertising and other promotional materials to be used in the co-promotion. The Marketing Plan and Budget will be prepared taking into consideration factors such as market conditions, regulatory factors and competition, and the budget will include all projected co-promotion expenses for the Other Product.

     3. PROMOTIONAL AND ADVERTISING MATERIALS. The Parties shall disseminate in the co-promotion countries only those promotional and advertising materials which have been provided or approved for use by the Marketing Committee. All such materials shall be consistent with the relevant Marketing Plan and Budget approved by the Marketing Committee and neither Party shall make any claims or representations in respect of the Other Products that have not been approved by the Marketing Committee.

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                      B-1.

     4. PRICING. The Marketing Plan will include the general operating guidelines and strategies for the pricing and discounting of Other Products co-promoted in the co-promotion countries.

     5. ORDERS; SALES. All customer orders for Other Products shall be received and executed by Warner. All sales of Other Products will be billed and booked by Warner.

     6. REIMBURSEMENT OF DEVELOPMENT COSTS. In the event that Sequana exercises the Co-Promotion Option for a particular Other Product, then at the time of execution by the Parties of a co-promotion agreement for such Other Product, Sequana will [*] of the applicable obligation, and its share of profit shall be reduced correspondingly. In any such event, Sequana shall be entitled to a credit with respect to any amounts paid by it prior to such date for Development costs against its share of Development costs incurred after such date to the extent its prior payments are in excess of the obligations due for its reduced percentage share of such Development costs. until such time as such credit is exhausted. In the event that Sequana is unable to pay any of its obligations with respect to the Development costs in cash and continue to reasonably operate its business in a prudent manner, Warner agrees to consider alternative forms of payment (e.g., Sequana capital stock, loans or cash advances). In no event will Warner be required to accept any alternative form of payment and in no event will Warner agree to accept Sequana capital stock if, in its sole judgment, the value of such stock is likely to decrease over time.

     7. DETERMINATION OF CO-PROMOTION PAYMENTS. In those countries in which the Parties are co-promoting an Other Product, Net Sales of the Other Products in such co-promotion countries shall be allocated first to reimburse each Party for its co-promotion expenses relating to such Other Product and then to pay each Party its share of profit. A Party's percentage share of profit in any year shall equal the percentage of total required sales effort it is obligated to provide under paragraph 1. In the event of a negative total profit in any year for a particular Other Product in a particular co-promotion country. Net Sales shall be distributed to the Parties to reimburse their co-promotion expenses such that the proportion of such Party's unreimbursed co-promotion expenses to the total of all unreimbursed co-promotion expenses is equal to such Party's percentage of total required sales effort for a particular Other Product in a particular co-promotion country. For purposes of this Agreement, the term "co-promotion expenses" shall mean the following expenses incurred by a Party or for its account, to the extent allocable to the preparation for the commercial launch of an Other Product in a co-promotion country, or the marketing, promotion and sales of an Other Product in such co-promotion country:

               (i) the cost of goods as determined by applying Generally Accepted Accounting Principles as consistently applied by Warner with respect to all of its pharmaceutical products; and

               (ii) post-Regulatory Approval medical and clinical trial costs. costs of monitoring adverse drug reactions. costs of quality control complaints and costs associated with maintenance of the Regulatory Approvals; and

               (iii) costs of distribution and shipping of the Other Product to distributors and customers for the Other Product; and


* Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


                                      B-2.

               (iv) direct costs, specifically allocable to the Other Product, incurred for the sales (including cost of sales forces, speciality sales force, call reporting and other monitoring/tracking costs, and regional sales management and marketing management), advertising, promotion and marketing of the Other Product through any means (including advertisements, promotional literature, market research, symposia. exhibits and direct mail); and

               (v) costs of product liability insurance required to be purchased by the Marketing Committee and costs associated with the defense and settlement of product liability claims; and

               (vi) costs associated with the registration of the trademark used in connection with such Other Product or any trademark infringement litigation; and

               (vii) any consideration payable to Third Parties for licenses required for the manufacture, importing. sale. marketing or use of the Other Product in the applicable co-promotion country; and

               (viii) expenses associated with recalls; and

               (ix) any other expenses on which the Parties may mutually agree. Co-Promotion expenses shall not include general corporate overhead.

     8. TERMINATION OF CO-PROMOTION. Either Party shall have the right upon 90 days prior written notice to terminate its participation in the co-promotion of an Other Product in any co-promotion country. Once a Party terminates its participation in the co-promotion of an Other Product, it shall grant to the non-terminating Party such licenses under Collaboration Technology and Background Technology as shall be necessary for the non-terminating Party to commercialize such Other Product in such country. Any licenses granted to Warner shall be on the terms and conditions set forth in the Agreement, and any licenses granted to Sequana shall be exclusive (even as to Warner), royalty-free and fully paid, and shall include the right to grant sublicenses.

     9. TERMINATION UPON CHANGE OF CONTROL. In the event the Parties enter a Co-Promotion Agreement, and subsequently (i) fifty (50%) or more of Sequana's outstanding shares of stock entitled to vote for the election of directors are acquired by a Major Pharmaceutical Company (by purchase or merger or if control of Sequana is otherwise acquired by a Major Pharmaceutical Company); or (ii) this Agreement is assigned to a Major Pharmaceutical Company upon a sale of substantially all of the assets of Sequana; then in any such case Warner may terminate Sequana's right to co-promote Other Products in the co-promotion countries pursuant to this Agreement upon written notice to Sequana provided that such notice is given within thirty (30) days after the earlier of (x) the date Sequana gives Warner written notice of an event described in (i)or (ii)or
(y) the date Sequana enters into an agreement obligating Sequana to complete a transaction described in (i) or (ii). "Major Pharmaceutical Company" shall be any of the top thirty-five (35) pharmaceutical companies, ranked in order of worldwide pharmaceutical sales, as published by Scrip in its most recent ranking prior to the date of the notice of termination.



                                      B-3.

     10. TRADEMARKS. The Marketing Committee shall approve all trade dress, logos, slogans, designs and copyrights used on and in connection with any Other Product in the co-promotion countries. Warner and Sequana shall be joint owners of the trade dress, logos, slogans, designs and copyrights specifically developed for and used on and in connection with any Other Product in the co-promotion countries (the "Other Product Logos and Copy"). Warner and Sequana shall each retain sole and exclusive ownership of their own respective and independently developed and pre-existing trademarks, names, trade dress, logos, slogans, designs and copyrights regardless of whether such trademarks, names, trade dress, logos, slogans, designs or copyrights are used on or in connection with any Other Product.


                                      B-4.

                                    EXHIBIT C

                              THIRD PARTY CONTRACTS


1. The University of Pittsburgh Research Agreement Regarding the Genetics of Bipolar Disorder effective as of September 1, 1995.

2. Le Centre Hopitalier Universitaire de Quebec Research Agreement Regarding the Genetics of Bipolar Disorder effective of as May 1, 1996.

3. The Research Foundation of State University of New York Research Agreement Regarding the Genetics of Schizophrenia effective September 15, 1995, as amended by letter dated February 19, 1997 and by letter dated September 13, 1996.

4. The Clark Institute of Psychiatry Collections Agreement Regarding Bipolar Affective Disorder effective September 15, 1997.




                                      C-1.